SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
PIEDMONT OFFICE REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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April 1, 2014
Dear Stockholder:
Attached for your review is a notice of the 2014 Annual Meeting of Stockholders and Proxy Statement for Piedmont Office Realty Trust, Inc. (“Piedmont”). YOUR VOTE IS VERY IMPORTANT. Please respond immediately to help us avoid potential delays and additional expense to solicit votes.
We are asking you to read the enclosed materials and to vote on the election of your Board of Directors, the ratification of the appointment of our external auditors for fiscal 2014, and the approval, on an advisory basis, of the compensation of our named executive officers. You will find more detail about these proposals in the attached document. We ask that you review the document thoroughly and submit your vote as soon as possible in advance of the Annual Meeting on May 14, 2014.
If you have any questions, please call your broker, financial advisor, or Piedmont Shareowner Services at 866-354-3485 or email investor.services@piedmontreit.com. To view our latest company regulatory filings and updates, including Form 8-K filings, please visit our Web site at www.piedmontreit.com.
Thank you for your support of Piedmont and for your prompt vote.
Sincerely,
/s/ DONALD A. MILLER, CFA
Donald A. Miller, CFA
Chief Executive Officer
Piedmont Office Realty Trust, Inc.

OFFICIAL NOTICE OF ANNUAL MEETING
PIEDMONT OFFICE REALTY TRUST, INC.
11695 Johns Creek Parkway, Suite 350
Johns Creek, Georgia 30097
Notice of Annual Meeting of Stockholders
and Proxy Statement
To Be Held May 14, 2014
Dear Stockholder:
On Wednesday, May 14, 2014, Piedmont Office Realty Trust, Inc. (“Piedmont”), a Maryland corporation, will hold its 2014 annual meeting of stockholders (the “Annual Meeting”) at the Metropolitan Club, 5895 Windward Parkway #100, Alpharetta, GA 30005. The meeting will begin at 11:00 a.m. Eastern daylight time.
The purpose of this Annual Meeting is to:
(i) elect nine directors identified in this proxy statement to hold office for one-year terms expiring in 2015;
(ii) ratify the appointment of Ernst & Young LLP as Piedmont’s independent auditor for fiscal 2014;
(iii) approve, on an advisory basis, the compensation of our named executive officers; and
(iv) transact any other business as may properly come before the meeting.
Your board of directors has selected March 27, 2014 as the record date for determining stockholders entitled to vote at the meeting.
On April 4, 2014, we will begin mailing our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2013 Annual Report, and how to vote online.
Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding all three methods offered for voting are contained in the proxy card or Notice of Internet Availability of Proxy Materials. If you execute a proxy but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before 11:59 p.m. Eastern daylight time on May 13, 2014.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ THOMAS A. MCKEAN
Thomas A. McKean
Associate General Counsel and Corporate Secretary
Atlanta, Georgia
April 1, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 14, 2014: The proxy statement and the 2013 Annual Report to Stockholders are available at www.envisionreports.com/PDM.

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted upon at our Annual Meeting. To make this information easier to understand, we have presented some of the information below in a question and answer format.

Q:	Will my vote make a difference?

A:
Yes – YOUR VOTE IS VERY IMPORTANT. Your vote is needed to ensure that the proposals can be acted upon. Your immediate response will help avoid potential delays and may save Piedmont significant additional expenses associated with soliciting stockholder votes.

Q:	Why am I receiving this proxy statement and proxy card?

A:
You are receiving a proxy statement and proxy card from us because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you vote by using the Internet, by telephone, or by signing and returning the proxy card, you appoint Donald A. Miller, CFA, our Chief Executive Officer, and Robert E. Bowers, our Chief Financial Officer, as your representatives at the Annual Meeting. Messrs. Miller and Bowers will vote your shares at the Annual Meeting as you have instructed them or if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to vote in advance of the Annual Meeting just in case your plans change.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.envisionreports.com/PDM. The Notice also instructs you on how you may vote. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained on the Notice.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Wednesday, May 14, 2014, at 11:00 a.m. (Eastern daylight time) at the Metropolitan Club, 5895 Windward Parkway #100, Alpharetta, GA 30005.

Q:	What is the record date?

A:	The record date is set for March 27, 2014. Only holders of record of common stock as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many shares of common stock are outstanding and can vote?

A:	As of the record date, there were 154,288,129 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q:	How many votes do you need to hold the Annual Meeting?

A:
In order for us to conduct the Annual Meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you:

•	vote over the Internet or by telephone,
•	properly submit a proxy card (even if you do not provide voting instructions), or
•	attend the Annual Meeting and vote in person.

Q:	On what items am I voting?

A:	You are being asked to:

	(i)	elect nine directors nominated by our board of directors to serve on the board of directors until our 2015 annual meeting of stockholders;
	(ii)	ratify the appointment of Ernst & Young LLP as Piedmont’s independent auditor for fiscal 2014; and,
	(iii)	approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement.

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to the matters being voted upon.

Q:	How do I vote if I am a registered stockholder?

A:	If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options: via Internet, by telephone, by mail, or in person as described below.

•
You may vote by using the Internet. The address of the website for Internet voting can be found on your proxy card. Internet voting is available 24 hours a day until the Annual Meeting. If you have access to the Internet, we encourage you to vote in this manner.

	•	You may vote by telephone. The toll-free telephone number can be found on your proxy card. Telephone voting is available 24 hours a day until the Annual Meeting.
	•	You may vote by mail. If you choose to vote by mail, simply mark and sign your proxy card and return it in the enclosed prepaid and addressed envelope.
	•	You may vote by attending the Annual Meeting and voting in person.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves Piedmont significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement or the Notice of Internet Availability of Proxy Materials.

Q:	Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

A:
If your shares are held in “street name” through a broker, bank or other nominee, please refer to your proxy card or the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank or other nominee.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares in street name, you must obtain a legal proxy from your broker, bank or other nominee to be able to vote in person at the Annual Meeting.

Q:	How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

A:	With respect to the election of directors, you may:
	•	vote FOR ALL nine nominees for director;
	•	vote FOR ALL EXCEPT which will be considered a vote in favor of all nominees EXCEPT those nominees you specifically list in the space provided; or
	•	WITHHOLD ALL which will be considered a vote against all director nominees.

Directors are elected by a plurality vote. As a result, the nine nominees receiving the highest number of FOR votes will be elected as directors. If you sign your proxy card with no further instructions, your shares will be voted FOR ALL nine nominees for director.

We have a majority voting policy for the election of non-employee directors. The policy, which is part of our Corporate Governance Guidelines, sets forth our procedures if a nominee is elected, but receives a majority of votes withheld. In an uncontested election, any non-employee nominee for director who receives a greater number of votes withheld from his or her election than votes for his or her election is required to promptly tender his or her resignation. Our Nominating and Corporate Governance Committee is required to promptly consider the resignation offer and make a recommendation to the board of directors with respect to the resignation. The board is required to take action with respect to this recommendation. The policy is more fully described below under “Majority Voting Policy.”

Q:	What happens if a nominee is unable to stand for election?

A:
If a nominee is unable to stand for election, the board of directors may reduce the number of directors that serve on the board or designate a substitute nominee. If the board of directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

Q:	How may I vote for the ratification of Ernst & Young LLP as the independent auditor, and how many votes must the ratification receive to pass?

A:	With respect to the ratification of Ernst & Young LLP as independent auditor, you may:

	•	vote FOR the ratification;
	•	vote AGAINST the ratification; or
	•	abstain from voting.

Ernst & Young LLP will be ratified as the independent auditor if the proposal receives the affirmative vote of a majority of the votes cast at the Annual Meeting. If you sign your proxy card with no further instructions, your shares will be counted as a vote FOR the ratification of Ernst & Young LLP.

Q:
How may I vote on the proposal to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this proxy statement, and how many votes must the proposal receive to pass?

A:	With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of the compensation of the named executive officers;
•	vote AGAINST the approval, on an advisory basis, of the compensation of the named executive officers; or
•	abstain from voting.

To pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting; however, unlike some of the other proposals you are voting on, this is an advisory proposal, which means it is not binding. The board of directors will review the voting results and consider the outcome in making future decisions on executive compensation. If you sign your proxy card with no further instructions, your shares will be counted as a vote FOR the approval of executive compensation.

Q:	How does the board of directors recommend I vote on the proposals?

A:
The board of directors recommends a vote FOR ALL nominees for election as director who are named as such in this proxy statement; FOR the ratification of Ernst & Young LLP as independent auditor for fiscal 2014; and FOR the approval, on an advisory basis, of the compensation of the named executive officers.

Q:	What if I vote and then change my mind?

A:	If you are a registered stockholder, you have the right to revoke your proxy at any time before 11:59 p.m. Eastern daylight time on May 13, 2014 by:

•	voting again over the Internet or by telephone;
•	giving written notice to Thomas A. McKean, our Secretary; or
•	returning a new, valid proxy card bearing a later date, that is received before such time.

You may also revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares in the name of a broker, bank, or other nominee, please refer to your broker’s proxy card or instructions to revoke your vote.

Q:	How will the proxies be voted?

A:
Any proxy, if it is received in time, is properly signed and is not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder signing the proxy. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR all of the nine nominees to serve on the board of directors; FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2014; and FOR the approval, on an advisory basis, of the compensation of the named executive officers.

Q:	What are the effects of abstentions and broker non-votes?

A:
Abstentions and broker non-votes with respect to a proposal are counted for purposes of establishing a quorum.

If your shares are held in “street name” through a broker, bank or other nominee and you do not provide voting instructions, your broker, bank or other nominee may only vote your shares on your behalf for “routine” matters.

On “routine” matters, such as the ratification of independent auditors, brokerage firms have authority to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

On “non-routine” matters, such as the election of directors and the approval, on an advisory basis, of the compensation of the named executive officers, the brokerage firm cannot vote the shares on that proposal if it has not received voting instructions from the beneficial owner of such shares. A “broker non-vote” occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions.

With respect to the proposals to elect nine nominees to our board of directors; regarding the ratification of Ernst & Young LLP as the independent auditor; and to approve, on an advisory basis, the executive compensation of the named executive officers, abstentions, withhold votes, and broker non-votes (each as applicable) will have no effect on the outcome of the vote.

Q:	Who pays the cost of this proxy solicitation?

A:
We will pay all the costs of mailing and soliciting these proxies. Our employees will not be paid any additional compensation for soliciting proxies. Georgeson, Inc., our proxy solicitor, will be paid an administrative fee of approximately $6,500 plus $4.00 per phone vote as well as out-of-pocket expenses for its basic solicitation services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:
No. In addition to mailing proxy solicitation material, Georgeson, Inc. (our third party proxy solicitor) and our directors and employees may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate.

Q:	How can I obtain additional copies of this proxy statement or other information filed with the SEC relating to this solicitation?

A:
You may obtain additional copies of this proxy statement, our 2013 Annual Report on Form 10-K and all other relevant documents filed by us with the SEC free of charge from our Web site at www.piedmontreit.com, at the SEC’s Web site located at www.sec.gov, or by calling Shareowner Services at 866-354-3485.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov.

PROPOSAL I:
ELECTION OF DIRECTORS
At the Annual Meeting, you will vote on the election of nine directors. Those persons elected will serve as directors until the next annual meeting and until the election and qualification of their successors. All of the nominees have served as directors since our last meeting.

Name	Age	Position(s)
W. Wayne Woody, Chairman	72	Director* and Chairman of the Board of Directors
Michael R. Buchanan	66	Director*
Wesley E. Cantrell	79	Director*
William H. Keogler, Jr.	68	Director*
Frank C. McDowell	65	Director* and Vice-Chairman of the Board of Directors
Raymond G. Milnes, Jr.	62	Director*
Donald A. Miller, CFA	51	Chief Executive Officer, President and Director
Donald S. Moss	78	Director*
Jeffrey L. Swope	63	Director*
________________________

*	Indicates that such director is considered independent under the New York Stock Exchange (“NYSE”) independence standards as determined by our board of directors.
The following is detailed information regarding each of the nominees:
W. Wayne Woody has served as a director of our company since 2003 and as Chairman of the board of directors since 2007. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP ("KPMG") and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner of KPMG, he served in a number of key positions, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico. Mr. Woody was also a member of the board of directors of KPMG from 1990 through 1994. Since 2003, he has served as a director and Audit Committee Chair of American HomePatient, Inc., (formerly OTCBB:AHOM). From 2003 to 2007, he was also a director of Wells Real Estate Investment Trust II, Inc. and from 2004 to 2007 he was a director of Gold Kist, Inc. (formerly NASDAQ:GKIS). Mr. Woody is a retired Certified Public Accountant (“CPA”) in Georgia and North Carolina.
Mr. Woody brings to the board broad experience in dealing with complex financial, business and legal issues based on his many years serving as a KPMG partner and his leadership roles within the KPMG organization. Additionally, he has gained expertise and experience by serving on boards of other large, complex companies and has an in-depth knowledge of the workings of the SEC and risk management expertise. This broad based business experience in dealing with virtually all aspects of business issues from both an independent advisor perspective and as a board member for other large companies for many years makes him well-suited to serve as Chairman of the Board; in addition his financial expertise makes him well qualified to serve as a financial expert and member of the Audit Committee and his prior board experience makes him well suited to serve as Chairman of the Nominating and Corporate Governance Committee.
Michael R. Buchanan has served as a director of our company since 2002. He was employed by Bank of America, N.A. and its predecessor banks, NationsBank and C&S National Bank, from 1972 until his retirement in March 2002. While at Bank of America, he held several key positions, including Managing Director of the Real Estate Banking Group, which was responsible for providing real estate loans, including construction, acquisition, development and bridge financing for the commercial and residential real estate industry, as well as providing structured financing for REITs. Mr. Buchanan also currently serves as director of D.R. Horton, Inc (NYSE: DHI).
Mr. Buchanan brings many years of real estate financing and transactional expertise to the board including extensive experience dealing with lenders and ratings agencies, structured finance transactions, complex financial instruments and the financing process with lenders. Based on his many years of reviewing real estate financing opportunities, he is very familiar with the different geographic markets in which Piedmont owns or may potentially own properties. These experiences make him well suited to serve as a member of the Capital Committee of the board. Additionally, his experience serving on the board of a large homebuilder such as D.R. Horton provides the board with additional public real estate company governance expertise.

Wesley E. Cantrell has served as an independent director of our company since 2007. He was employed by Lanier Worldwide, Inc. (formerly NYSE: LR), a global document management company, from 1955 until his retirement in 2001. While at Lanier, Mr. Cantrell served in a number of key positions, including President from 1977 to 1987, President and Chief Executive Officer from 1987 to 1999, and Chairman and Chief Executive Officer from 1999 to 2001. From 1998 to 2009, Mr. Cantrell served as a director for AnnTaylor Stores Corporation (NYSE: ANN). Mr. Cantrell formerly served as a director for First Union National Bank of Atlanta, for Oxford Industries, Inc. (NYSE: OXM), and briefly for Institutional REIT, Inc.
Mr. Cantrell brings to the board broad senior management expertise based on his years as President, Chief Executive Officer and Chairman of a large, complex business such as Lanier Worldwide. While serving on AnnTaylor’s board, Mr. Cantrell chaired the Nominating and Corporate Governance Committee and thus brings experience with corporate governance practices to his role as a member of the Nominating and Corporate Governance Committee of the Piedmont board. As author of books on integrity and ethical decision-making in business, Mr. Cantrell offers unique insight into issues influencing our company culture and business practices.
William H. Keogler, Jr. has served as a director of our company since 1998. In 1985, Mr. Keogler founded Keogler, Morgan & Company, Inc., a full-service brokerage firm, and Keogler Investment Advisory, Inc., an investment advisory firm, in which he served as Chairman of the Board, President and Chief Executive Officer. In 1997, both companies were sold to SunAmerica, Inc., a publicly traded NYSE-listed company. Mr. Keogler continued to serve as President and Chief Executive Officer of these companies until his retirement in 1998. Prior to founding Keogler, Morgan & Company, Inc. Mr. Keogler served as a director of Robinson-Humphrey Company, an Atlanta based investment banking firm.
In addition to his general business and financial expertise based on his years advising companies as an investment banker, Mr. Keogler brings to the board experience with dealing with the broker dealer community and a deep understanding of both our retail and institutional stockholders. Mr. Keogler has a unique understanding of our strategies and operations as well as our corporate culture and values as he was one of the original members of the board when Piedmont commenced operations in 1998.
Frank C. McDowell has served as a director of our company since 2008 and as Vice Chairman since 2010. From 1995 until his retirement in 2004, Mr. McDowell served as President, Chief Executive Officer and Director of BRE Properties, Inc., a self-administered equity REIT, which owns and operates income-producing properties, primarily apartments, in selected Western U.S. markets. From 1992 to 1995, Mr. McDowell was chairman and CEO of Cardinal Realty, the nation’s fifteenth largest apartment management company and the nineteenth largest owner of multifamily housing at the time. Before joining Cardinal Realty, Mr. McDowell had served as a senior executive and head of real estate at First Interstate Bank of Texas and Allied Bancshares, where he had responsibility for regional management, real estate lending and problem asset workout. Additionally, Mr. McDowell served as a director of Eagle Hospitality Trust (NYSE: EHP) from 2006 to 2008 and was a licensed CPA in Texas from 1973 to 1993.
Mr. McDowell brings to the board extensive experience as a CEO of an approximate 500-employee, public company within the real estate sector as a result of serving as CEO of BRE Properties and as a result of his experience as head of real estate for First Interstate Bank of Texas and Allied Bancshares. He is very familiar with the public markets including dealing with analysts and institutional investors as well as an in-depth working knowledge of various financial structures and the capital raising process. In addition he has expertise in strategic planning, establishing and managing compensation for senior real estate executives, and in other financial matters given his background as a CPA. These skills make him well suited to serve as chairman of the Compensation Committee of the Board of Directors.
Raymond G. Milnes, Jr. has served as a director of our company since 2011. He retired as a partner from the accounting firm of KPMG LLP in 2011 where he had served as the National Sector Leader for the Building, Construction and Real Estate Practice for fourteen years. Mr. Milnes was employed by KPMG for 38 years and has extensive accounting, auditing, and advisory experience in all sectors of the real estate and construction industries including real estate investment funds, real estate investment trusts, developers, operating properties, and syndication of private and public real estate partnerships. Mr. Milnes has served as the lead audit partner or account executive for several of KPMG's largest real estate and construction clients, including both domestic and global clients and has been a frequent speaker and panelist on current trends in the building, construction, and real estate industry and has contributed to numerous real estate industry publications. In addition to his national role with KPMG, Mr. Milnes also has been an associate member of the Board of Governors of NAREIT, serves on the Advisory Board of the The Real Estate Center of DePaul University, and has been a member of the The Real Estate Roundtable President's Council. He has a BS in Accounting from the University of Detroit and is a licensed CPA.
Mr. Milnes brings to the board real estate specific financial knowledge and experience including dealing with complex financial and accounting related issues based on his many years serving as a KPMG partner and his leadership roles within the KPMG organization. Additionally, he has an in-depth knowledge of the workings of the SEC and risk management expertise as well as contacts at other real estate firms. Finally, his financial expertise makes him well qualified to serve as Chairman of the Audit Committee and an Audit Committee financial expert.

Donald A. Miller, CFA, has served as the Chief Executive Officer, President, and a member of the board of directors of Piedmont Office Realty Trust since 2007. Under Mr. Miller's leadership, Piedmont has become one of the largest publicly traded office REIT's in the country based on comparison to the constituents of the Bloomberg U.S. Office REIT Index. From 2003 to 2007, Mr. Miller was the head of real estate activities at Wells Real Estate Funds, Inc. In such capacity, he was responsible for directing all aspects of the acquisitions, asset management, dispositions, property management, and construction groups. From 2001 to 2003, Mr. Miller headed the U.S. equity real estate operations of Lend Lease, a leading international commercial real estate property group where he had worked since 1994. Prior to Lend Lease, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to Prentiss Properties Trust, a publicly traded REIT (which was acquired by Brandywine Realty Trust in 2005). Earlier in his career, Mr. Miller worked in the pension investment management department of Delta Air Lines and was responsible for real estate and international equity investment programs. Mr. Miller is also a Chartered Financial Analyst. He received a B.A. from Furman University in Greenville, South Carolina. He currently sits on the Board of Directors of Pacolet Milliken Enterprises, a Spartanburg South Carolina investment company specializing in real estate and energy. He is on the Board of Governors for the National Association of Real Estate Investment Trusts (NAREIT), a member of the Urban Land Institute (ULI), and the National Association of Industrial and Office Properties (NAIOP).
Through his experience serving as Chief Real Estate Officer for Wells Real Estate Funds as well as his work at Lend Lease, Prentiss Properties, and managing real estate investments for Delta Air Lines, Mr. Miller brings to the board over 25 years of experience in dealing with virtually all aspects of real estate acquisition, financing, management, leasing, disposition as well as both portfolio and asset management experience. He also has an extensive personal network of contacts throughout the real estate industry given his involvement in ULI, NAIOP and NAREIT. Mr. Miller is very knowledgeable about each of the individual geographic markets in which Piedmont currently owns or may own property. In addition, he has extensive financial expertise given his Chartered Financial Analyst designation and great insight into our strategies and operations as well as our corporate culture and values given his ten years of service to Piedmont.
Donald S. Moss has served as a director of our company since 1998. He was employed by Avon Products, Inc. (NYSE: AVP), from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983, and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. From 1998 to 2007, Mr. Moss was a director and audit committee member of Wells Real Estate Investment Trust II, Inc. and he has served as a director and audit committee member of Catchmark Timber Trust, Inc. (NYSE: CTT) since 2006.
Mr. Moss brings to the board years of senior leadership experience in managing a large international business such as Avon Products as well as participation in other large public company boards. In particular, Mr. Moss’ Controller experience and experience on other public companies' audit committees makes him well suited to serve as a member of the audit committee of the board of directors and his prior board experience is relevant in serving as a member of the Nominating and Corporate Governance committee. In addition, Mr. Moss has a unique understanding of our strategies and operations as well as our corporate culture and values as he was one of the original members of the board when Piedmont commenced operations in 1998.
Jeffrey L. Swope has served as a director of our company since 2008. In 1991, Mr. Swope formed Champion Partners Ltd., a nationwide developer and investor of office, industrial and retail properties, where he has served as Managing Partner and Chief Executive Officer since 1991. In addition, during 2011, Mr. Swope co-founded Champion Private Equity, a private real estate capital and investment company. He also serves as a member of the University of Texas at Austin Business School Advisory Council.
As a nationwide developer of real estate property, Mr. Swope has handled the acquisition, financing, leasing and management of over 50 million square feet of real estate during his approximately 40 year career in the commercial real estate industry and thus brings extensive experience in virtually all aspects of real estate and a wealth of knowledge regarding the individual geographic markets in which Piedmont currently owns or may own property. His development expertise will also be beneficial to Piedmont as we pursue various development and redevelopment strategies. His deep real estate and financing experience makes him well suited to serve as Chairman of the Capital Committee of the Board of Directors. He also has an extensive personal network of contacts throughout the real estate industry given his involvement in many industry groups such as the Urban Land Institute (ULI), the National Association of Industrial and Office Properties (NAIOP), and his involvement with the University of Texas.

Pursuant to our bylaws and Maryland General Corporation Law, except in the cases of death or resignation, each director will serve until the next annual meeting of our stockholders and until his successor has been duly elected and qualified.
Your board of directors unanimously recommends a vote “FOR ALL” nominees listed for election as directors.

PROPOSAL II:
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2014
Engagement of Ernst & Young LLP
On February 26, 2014, the Audit Committee engaged Ernst & Young LLP as our independent registered public accountants to audit our financial statements for the year ended December 31, 2014. This proposal asks you to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the board of directors believes it is good practice to do so. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.
Your board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for fiscal 2014.
Pre-Approval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by our independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by our independent auditors that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by our independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both our independent auditors and our chief financial officer, treasurer, or chief accounting officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve all services not covered by the general pre-approval guidelines, up to an amount not to exceed $75,000 per occurrence. Amounts requiring pre-approval in excess of $75,000 per occurrence require specific pre-approval by our Audit Committee prior to engagement of Ernst & Young LLP, our current independent auditors. All amounts specifically pre-approved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
Fees Paid to Independent Registered Public Accountants
The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged by Ernst & Young LLP for such services. In its review of any non-audit service fees, the Audit Committee considers whether the provision of such services is compatible with maintaining the independence of Ernst & Young LLP. The aggregate fees billed to us for professional accounting services provided by Ernst & Young LLP, including the audits of our annual financial statements, for the years ended December 31, 2013 and 2012, respectively, are set forth in the table below.

	2013	2012
Audit Fees	$869,550	$825,815
Audit-Related Fees	133,110	30,330
Tax Fees	—	49,864
All Other Fees	—
Total	$1,002,660	$906,009

For purposes of the preceding table, the professional fees are classified as follows:

•
Audit Fees—These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports, and other filings with the SEC.

•
Audit-Related Fees—These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, non recurring agreed-upon procedures and other professional fees associated with transactional activity.

•
Tax Fees—These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance filings, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax notices, audits and appeals before the Internal Revenue Service and similar state and local agencies.

•	All Other Fees—These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.
For the year ended December 31, 2013, all services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the policies and procedures described above.

PROPOSAL III—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2013 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”
As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers is designed to meet the following objectives:

•	to attract and retain candidates capable of performing at the highest levels of our industry;

•	to create and maintain a performance-focused culture, by rewarding outstanding company and individual performance based upon objective predetermined metrics;

•	to reflect the qualifications, skills, experience and responsibilities of each named executive officer;

•	to link incentive compensation levels with the creation of stockholder value;

•	to align the interests of our executives and stockholders by creating opportunities and incentives for executives to increase their equity ownership in us; and

•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives.
Although the vote is non-binding, the Compensation Committee will review the voting results and consider the outcome in making decisions about future compensation arrangements for our named executive officers.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the board of directors, will not create or imply any change to or any additional fiduciary duties of the board of directors and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.
Your board of directors unanimously recommends a vote “FOR”
the approval, on an advisory basis, of the compensation of our named executive officers.

CERTAIN INFORMATION ABOUT MANAGEMENT
Executive Officers

Name	Age	Position(s)
Donald A. Miller, CFA	51	Chief Executive Officer, President and Director
Robert E. Bowers	57	Chief Financial Officer, Executive Vice President, and Treasurer
Laura P. Moon	43	Senior Vice President and Chief Accounting Officer
Raymond L. Owens	56	Executive Vice President—Capital Markets
Carroll A. Reddic, IV	48	Executive Vice President—Real Estate Operations, Assistant Secretary
Robert K. Wiberg	58	Executive Vice President—Mid-Atlantic Region and Head of Development
The following is detailed information about each of our executive officers other than Mr. Miller whose biographical information is included under “Election of Directors” above.
Robert E. Bowers has served as our Chief Financial Officer since 2007. A veteran of the public financial services industry including having served as Chief Financial Officer for three other public companies, Mr. Bowers’ experience includes investor relations, debt and capital offerings, mergers and acquisitions, asset allocation, financial management and strategic planning. Mr. Bowers is also responsible for management of our information technology, risk management and human resource functions. From 2004 until 2007, he served as Chief Financial Officer and Vice President of Wells REF and was a Senior Vice President of Wells Capital. Mr. Bowers was Chief Financial Officer and Director of NetBank, Inc. (formerly NASDAQ: NTBK) from 1997 to 2002. From 1984 to 1996, Mr. Bowers was Chief Financial Officer and Director of Stockholder Systems, Inc. (formerly NASDAQ: SSIAA), an Atlanta, Georgia-based financial applications company and its successor, CheckFree Corporation (formerly NASDAQ:CKFR). Mr. Bowers has provided strategic financial counsel to a range of organizations, including venture capital funds, public corporations and businesses considering listing on a national securities exchange. Mr. Bowers is a member of NAREIT and a CPA who began his career in 1978 with Arthur Andersen & Company in Atlanta.
Laura P. Moon has served as our Senior Vice President and Chief Accounting Officer since 2007. She has over twenty years of experience with accounting and reporting for public companies and at Piedmont she is responsible for all general ledger accounting, SEC and tax reporting functions. Prior to joining us, Ms. Moon had been Vice President and Chief Accounting Officer at Wells Real Estate Funds since 2005 where she had responsibility for all general ledger accounting, financial and tax reporting, and internal audit supervision for 19 public registrants as well as several private real estate partnerships. From 2003 to 2005, Ms. Moon served as Senior Director of Financial Planning and Analysis for ChoicePoint, Inc. (formerly NYSE: CPS) (since February 2008, a wholly-owned subsidiary of Reed Elsevier) and from 1999 to 2006 was Chief Accounting Officer for NetBank, Inc. (formerly NASDAQ: NTBK). Ms. Moon is a CPA and began her career in 1991 with Deloitte & Touche LLP.
Raymond L. Owens has served as our Executive Vice President—Capital Markets since 2007. In this capacity, Mr. Owens is responsible for acquisition, disposition and financing activities of our company. Prior to joining us, Mr. Owens spent five years as a Managing Director—Capital Markets for Wells Real Estate Funds, where he oversaw its western regional acquisition team and its real estate finance team. Prior to joining Wells Real Estate Funds, Mr. Owens served as Senior Vice President for PM Realty Group from 1997 to 2002, overseeing all management operations in Atlanta, Washington, D.C., Chicago, and New York. Before joining PM Realty Group, Mr. Owens served as Vice President at General Electric Asset Management, where he managed and negotiated dispositions as well as third-party, nonrecourse financing for real estate assets. Mr. Owens is a member of the National Association of Real Estate Investment Managers (NAREIM), the National Association of Industrial & Office Properties (NAIOP), and the Urban Land Institute (ULI).
Carroll A. (“Bo”) Reddic, IV has served as our Executive Vice President for Real Estate Operations since 2007. His responsibilities include leading our company’s asset and property management divisions. Additionally, he provides oversight to our company’s construction management and tenant relationship functions. From 2005 to 2007, Mr. Reddic was a Managing Director in the Asset Management Department at Wells Real Estate Funds, where he was responsible for supervising the firm’s asset management function in its Midwest and South regions. Prior to joining Wells Real Estate Funds, Mr. Reddic was an Executive Director with Morgan Stanley (including the predecessor companies of The Yarmouth Group and Lend Lease Real Estate Investments) from 1990 to 2004, where he served as portfolio manager for domestic commingled investment funds and international separate account portfolios. Mr. Reddic is a member of the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI), BOMA and CoreNet Global.
Robert K. Wiberg joined Piedmont in 2012 as EVP for the Mid-Atlantic Region and Head of Development. Mr. Wiberg is responsible for all leasing, property management, asset management, acquisitions and dispositions in the Mid-Atlantic

Region, as well as all development projects nationwide. Piedmont's Mid-Atlantic Region is comprised of over three million square feet of office space located primarily in the metropolitan Washington, D.C. area. From 2006 to October of 2012, Mr. Wiberg was employed by Brandywine Realty Trust as EVP for their Metro Washington, D.C. region and also oversaw their California markets for a portion of that time. From 1997 to 2006, he was EVP for the Mid-Atlantic region for Prentiss Properties. Mr. Wiberg has had a long career focused on office leasing and development, including tenures at Cadillac Fairview and Coldwell Banker (now CBRE), garnering expertise in the Los Angeles, CA; Dallas, TX; and Atlanta, GA markets, among others. As a recognized industry leader, he has served on the Board of Directors of the Northern Virginia Chapter of NAIOP and currently serves on the board of the Arlington Partnership for Affordable Housing. Mr. Wiberg earned his B.A. from Cornell University, an MBA from the University of California at Berkeley, and a Master of City and Regional Planning degree from Harvard University.
There are no family relationships among our directors or executive officers. Officers are elected annually by our board of directors. The board of directors retains the power to remove any officer at any time.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
Leadership Structure
Our nine member board of directors is comprised of eight independent members and our Chief Executive Officer. Each of our board members is subject to re-election on an annual basis. We do not divide our directors into classes or stagger terms. Mr. Woody has served as our Chairman of the Board since 2007 and has been re-elected by the independent directors on an annual basis. The board currently has no formal policy with respect to the separation of the positions of Chairman of the Board and Chief Executive Officer; however, the board believes that the current separation of the positions is in the best interests of Piedmont as it provides leadership for the independent board and the added benefit of additional support, experience and oversight for the management team.
Board Committees
Our board of directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Capital Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by our board of directors.

Board Committee	Chairman	Members

Audit Committee	Raymond G. Milnes, Jr.*	William H. Keogler, Jr. Donald S. Moss W. Wayne Woody*

Compensation Committee	Frank C. McDowell	Michael R. Buchanan William H. Keogler, Jr. Jeffrey L. Swope

Nominating & Corporate Governance Committee	W. Wayne Woody	Wesley E. Cantrell Frank C. McDowell Donald S. Moss

Capital Committee	Jeffrey L. Swope	Michael R. Buchanan Wesley E. Cantrell Raymond G. Milnes, Jr
________________________

*	Designated as an Audit Committee financial expert.
The Audit Committee
Our board of directors has established a standing Audit Committee comprised of Messrs. Milnes (Chairman), Keogler, Moss, and Woody. Each member of the Audit Committee meets the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules and regulations of the SEC, all as in effect from time to time, as well as the independent director requirements set forth in our Corporate Governance Guidelines. The board of directors has determined that Mr. Milnes and Mr. Woody each satisfy the requirements of an “audit committee financial expert” as defined by the rules and regulations of the SEC.
The Audit Committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Audit Committee, as set forth in the committee’s charter, include the following:

•
assisting the board of directors in the oversight of (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the system of internal controls which our management has established; (4) the qualification, independence and performance of our independent auditors; and (5) the performance of our internal audit function;

•	maintaining a free and open means of communication among our independent auditors, our management, our internal audit department and our board of directors;

•	Review and discuss with management the Company’s earnings and dividend press releases, as well as financial information, earnings or dividend guidance provided to the analysts and rating agencies;

•
reviewing and discussing with management and the independent auditor our annual audited financial statements, and, based upon such discussions, recommending to the board of directors that our audited financial statements be included in our annual report on Form 10-K;

•	reviewing and discussing with management and the independent auditor our quarterly financial statements and each of our quarterly reports on Form 10-Q;

•	preparing an Audit Committee report for inclusion in our annual proxy statements for our annual stockholder meetings;

•	appointing, compensating, overseeing, retaining, discharging and replacing our independent auditor;

•	pre-approving all auditing services, and all permitted non-audit services, performed for us by the independent auditor; and

•	overseeing our code of business conduct and ethics.
During 2013, the Audit Committee held five meetings.
The Compensation Committee
The board of directors has established a standing Compensation Committee. The members of the Compensation Committee are Messrs. McDowell (Chairman), Buchanan, Keogler, and Swope. The members of the Compensation Committee are all independent directors who meet the current independence requirements of the NYSE, as well as the independent director requirements set forth in our corporate governance guidelines and applicable rules and regulations of the SEC. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Executive Compensation.” Pursuant to the Compensation Committee’s written charter, a copy of which is available on our website at www.piedmontreit.com, its primary responsibilities include:

•	setting the overall compensation strategy and compensation policies for our executive officers and directors;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•
evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation based on this evaluation;

•	reviewing and approving the compensation of other executive officers or making recommendations to the board with respect to such compensation;

•
making recommendations to the board with respect to the compensation of all non-employee directors, including board and committee retainers, meeting fees, equity-based compensation and such other compensation as the committee may deem advisable;

•	reviewing and approving grants under all incentive-based compensation plans and equity-based plans and approving any new compensation plans or material changes to existing plans;

•	administering our 2007 Omnibus Incentive Plan;

•	reviewing and approving any employment agreements, change in control agreements or severance agreements proposed to be entered into with any current or former executive officer;

•	overseeing and assisting in preparing the Compensation Discussion and Analysis and recommending it for inclusion in our proxy statement and/or annual report on Form 10-K; and

•	preparing a Compensation Committee report, as required by applicable SEC regulations, to be included in our proxy statements and/or annual report on Form 10-K.
Our Compensation Committee met five times during 2013.

The Nominating and Corporate Governance Committee

Our board of directors has established a standing Nominating and Corporate Governance Committee, which is comprised of Messrs. Woody (Chairman), McDowell, Moss, and Cantrell. The members of the Nominating and Corporate Governance Committee are all independent directors who meet the current independence requirements of the NYSE, as well as the independent director requirements set forth in our corporate governance guidelines. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Nominating and Corporate Governance Committee, as set forth in the committee’s charter include:

•
identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, and recommending that the board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders;

•	evaluating the independence of candidates for the board of directors;

•	developing and implementing the process necessary to identify prospective members of our board of directors;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the board of directors;

•	overseeing an annual evaluation of the board of directors, each of the committees of the board and management;

•	developing and recommending to our board of directors a set of corporate governance principles and policies; and

•	periodically reviewing our corporate governance structures and procedures and suggesting improvements thereto to our board of directors.
During 2013, the Nominating and Corporate Governance Committee held four meetings.
The Capital Committee
Our board of directors has established a Capital Committee, which is comprised of Messrs. Swope (Chairman), Buchanan, Cantrell, and Milnes. The primary responsibilities of the Capital Committee include:

•
reviewing and advising the board of directors on our overall financial performance, including issues related to capital structure, operating earnings, dividends and budgetary and reporting processes; and

•
reviewing and advising the board of directors on investment criteria and acquisition policies, general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals.

During 2013, the Capital Committee met four times.
Board Membership Criteria
The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills and characteristics required of board members in the context of the current membership of the board as well as in the context of potential turnover of the existing board. This review also includes an annual self-assessment of the existing board membership. The assessment includes consideration of the following characteristics in the context of the perceived needs of the board at the time:
•financial expertise;
•chief executive or chief financial officer experience (with a preference for REIT-specific experience);
•public company experience;
•industry specific knowledge;
•strategic planning experience or expertise;
•experience mentoring top level leaders;
•general management experience;
•real estate development/ construction expertise;
•investment banking experience;
•racial and/or gender diversity;

•legal expertise; risk management expertise;
•marketing expertise; and
•international experience.

The board considers all of these characteristics when assessing candidates for board membership. Other considerations included in both the annual assessment of existing members and the assessment of new candidates include the candidate or incumbent’s status as an independent director, the ability of the candidate or incumbent to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings, and whether the candidate’s knowledge and experience of a particular aspect of the real estate industry or particular skill set is additive to the existing experience or skill sets of incumbent members of the board. While we have not adopted a formal policy regarding diversity of our board, in selecting nominees, the Nominating and Corporate Governance Committee considers the diversity of experience (particularly with regard to different facets of the real estate industry), qualifications, attributes and skills that a potential nominee would bring to the board. Although a number of our directors are retired, it is also expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are active in their occupation, profession, or community.

Selection of Directors
The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer.
The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.
In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and members of our management. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates made by stockholders and other interested persons. Candidates for director must meet the established director criteria set forth above. In addition, under our Bylaws, stockholders may directly nominate candidates for election as directors. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in Article II, Section 12 of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by writing to our Secretary at our corporate address.

In evaluating candidates for director, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.

Majority Voting Policy

Our Corporate Governance Guidelines include a majority voting policy for the election of non-employee directors. Pursuant to this policy, in an uncontested election of directors, any non-employee nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will promptly consider the resignation offer and make a recommendation to the board of directors. The board will act on the Nominating and Corporate Governance Committee's recommendation within 90 days following the certification of the stockholder vote. We will publicly disclose, in a Form 8-K furnished to the SEC, the board's decision regarding whether to accept the resignation offer. Any director who tenders his or her resignation will not participate in the committee or board deliberations regarding such matter.
Risk Oversight
The board of directors is involved in risk oversight through direct decision-making authority on significant matters as well as through the oversight of management and appropriate advice and counsel from legal, financial, and compensation advisors. In particular, the board of directors manages risk by reviewing and discussing periodic reports with management including, but not limited to, reports detailing Piedmont’s concentrations of geographic, tenant, industry, and lease expiration risk. Through its various committees, the board monitors acquisition, disposition, leasing and investing activities and has delegated authority to the appropriate levels of management to carry out such activities with appropriate governance reporting at respective committee meetings.
In accordance with its charter, the Audit Committee also monitors major issues regarding accounting principles and financial statement presentation, including any significant changes in the application of accounting principles, and major issues regarding the adequacy of Piedmont’s internal controls and analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements. In addition, the Audit Committee follows the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on Piedmont’s financial statements and the type and presentation of financial information to be included in earnings press releases, reports, and earnings guidance provided to analysts and rating agencies. The Audit Committee reviews and discusses with management Piedmont’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also periodically briefed on Piedmont’s processes and policies with respect to risk assessment and risk management and the Audit Committee chairman is interviewed in conjunction with Piedmont’s annual risk assessment process. Finally, the Audit Committee is periodically briefed on insurance coverage limits, any significant change in Piedmont’s insurance policies, monitoring of Piedmont’s code of ethics, whistleblower policy, and insider trading policies as well as quarterly REIT test and debt covenant compliance calculations.
Director Independence
The NYSE requires each NYSE-listed company to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee each comprised solely of independent directors. Our board of directors has adopted the NYSE independence standards as part of its corporate governance guidelines, which can be accessed on our website at www.piedmontreit.com under the heading “Corporate Governance.” This document is also available in print to any stockholder who sends a written request to that effect to the attention of Thomas A. McKean, Secretary, Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097.
In accordance with NYSE rules, the board of directors affirmatively determined that each of the following directors is independent within the meaning of the NYSE’s director independence standards:
Michael R. Buchanan
Wesley E. Cantrell
William H. Keogler, Jr.
Frank C. McDowell
Raymond G. Milnes, Jr.
Donald S. Moss
Jeffrey L. Swope
W. Wayne Woody
The persons listed above include all of our current directors, other than Donald A. Miller, CFA, our President and Chief Executive Officer.
The board of directors has also determined that each of the current members of our Audit, Compensation, and Nominating and Corporate Governance Committees is independent within the meaning the NYSE’s director independence standards applicable to members of such committees. Additionally, our Audit Committee members satisfy the enhanced independence standards set forth in Rule 10A-3(b)(1)(i) under the Exchange Act and NYSE listing standards.
Attendance
Our board of directors met fourteen times during 2013, either in person or telephonically, and each member of the board of directors attended in excess of 75% of the 2013 board and committee meetings on which such director served.
We do not have a formal policy with regard to board member attendance at our annual stockholder meetings. In 2013, all of the members of our board of directors attended the annual meeting of stockholders either telephonically or in person.
Communications with Stockholders or Other Interested Parties
We have established several means for stockholders or other interested parties to communicate their concerns to the board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary at our headquarters address. Stockholders or other interested parties who wish to communicate with our Chairman or with the non-management directors as a group may do so by writing to our Chairman at our headquarters address.
Corporate Governance Guidelines and Code of Ethics
Our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has adopted corporate governance guidelines establishing a common set of expectations to assist the board of directors in performing their responsibilities. The corporate governance policies and guidelines, which meet the requirements of the NYSE’s listing standards, address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the board committees, director access to management and independent advisers, director compensation, and evaluations of the performance of the board. Our board of directors has also adopted a code of ethics, including a conflicts of interest policy that applies to all of our directors and executive officers including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC. A copy of our corporate governance guidelines and our code of ethics is available on our website at www.piedmontreit.com. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waivers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices and the decisions made with respect to compensation for 2013 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to collectively as our Named Executive Officers (“NEOs”), as determined in accordance with applicable SEC rules.

Executive Summary

2013 was an active year for Piedmont. Leasing activity for the year totaled 3.5 million square feet, which combined with the previous two years, translates into leasing over 50% of the portfolio over the last three years. We finished the year with our stabilized portfolio at 90% occupancy and an average lease term remaining of 7.1 years. We acquired five new properties and a land parcel. We purchased the minority interest in three properties previously owned through joint ventures and sold four additional properties. We issued $350 million in publicly-traded bonds and entered into a new $300 million term loan facility to finance the aforementioned acquisitions and to position ourselves to pay off certain secured debt that matured in early 2014. Finally, we repurchased approximately 10 million shares under our stock repurchase program.
High lease expirations coupled with the disposition of eleven non-core properties over the last two years have tempered our Total Stockholder Return ("TSR") relative to our peer group (see Market Reference Data below). As a result, we did not achieve the threshold performance under the TSR Relative to Peer Group metric of our 2013 short-term incentive compensation ("STIC") Plan. However, our actual performance achieved target level for the Funds From Operations ("FFO") Growth Relative to Peer Group metric and exceeded target performance goals for the Adjusted Net Income per Share Relative to Budget metric and the Weighted Average Committed Capital per Square Foot Relative to Budget metric. As a result, our Compensation Committee determined that STIC awards for our NEOs for 2013 would be paid at 107% of target level for all of our NEOs other than our CEO, and at 115% of target for the CEO. However, when compared to our peer group of companies, the total actual compensation paid to our NEOs in 2013 was below the 2012 median of our peer group.
Our Compensation Committee also made deferred stock awards pursuant to our 2012 Long Term Incentive Compensation ("LTIC") Plan in April 2013. Based on 2012 performance, we performed at above target levels for three of the four quantitative metrics for the annual deferred stock component of our LTIC plan as set forth under "Annual deferred Stock Grant" below. We did not meet the performance threshold for the fourth quantitative metric, Total Shareholder Return Relative to Peers. Based on the out performance for the majority of the metrics, the Compensation Committee awarded the targeted amount associated with the Board of Directors discretion component for the year ended December 31, 2012, resulting in a total award at 91% of target.

Consideration of “Say on Pay” Voting Results and Compensation Best Practices
In conjunction with our May 2013 annual meeting, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a say on pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 92% of stockholder votes cast in favor of our say on pay resolution. Based on these results, we believe our programs are effectively designed and working well in alignment with the interests of our stockholders. Further, we believe that our compensation programs include a number of best practices such as:

•	Our compensation of our Chief Executive Officer generally places a greater emphasis (78%) on variable, performance-based compensation than typical market practice;

•	53% of our Chief Executive Officer's pay opportunity is in the form of long-term, equity based compensation;

•	50% of our LTIC Plan is delivered in the form of performance shares which are earned based on our multi-year TSR relative to our peers;

•	All of our short-term and long-term incentive programs contain caps on payouts and our Compensation Committee reserves the right to decrease payouts as they see fit;

•	The quantitative metrics of all of our incentive-based pay programs are tied to operational, financial, or market performance measures;

•
Our employment agreements with our CEO and CFO contain "clawback" provisions which require them to reimburse us for incentive-based compensation they have received if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws (see "Executive Clawback Provisions" for further details);

•	Our NEOs and Directors are required to meet stock ownership guidelines;

•	Our Insider Trading Policy prohibits hedging and pledging of our stock by our executive officers and directors;

•	We award minimal perquisites and no supplemental executive benefits to our NEOs; and

•	We do not provide tax gross ups to our NEOs.

As a result of the above considerations, our Compensation Committee decided to retain our general approach to executive compensation for 2013, which links the compensation of our NEOs to our operating objectives and emphasizes the enhancement of total stockholder return.
Compensation Philosophy and Objectives
We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined individual and company goals, including, among others, TSR relative to a comparative peer group as further described below.
The objectives of our executive compensation programs are:

•	to attract and retain candidates capable of performing at the highest levels of our industry;

•	to create and maintain a performance-focused culture, by rewarding outstanding company and individual performance based upon objective predetermined metrics;

•	to reflect the qualifications, skills, experience and responsibilities of each NEO;

•	to link incentive compensation levels with the creation of stockholder value;

•	to align the interests of our executives and stockholders by creating opportunities and incentives for executives to increase their equity ownership; and

•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives.

Compensation Committee Members, Independence and Responsibilities
Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The members of the Compensation Committee currently include Frank C. McDowell (Chairman), Michael R. Buchanan, William H. Keogler, Jr., and Jeffrey L. Swope, all of whom are independent directors, and all of whom meet the enhanced independence requirements applicable to Compensation Committee members under new NYSE listing standards.
The Compensation Committee sets the overall compensation strategy and compensation policies for our executive officers and directors. The Compensation Committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary, bonus, incentive or performance-based compensation, and equity awards. The Compensation Committee reviews its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executive officers are being rewarded in a manner that is consistent with our strategy.
With respect to the compensation of our Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving our corporate goals and objectives with respect to the compensation of the Chief Executive Officer;

•	evaluating the Chief Executive Officer’s performance in light of those goals and objectives; and

•
determining the Chief Executive Officer’s compensation (including annual base salary level, annual cash bonus, long-term incentive compensation awards, perquisites and any special or supplemental benefits) based on such evaluation.

With respect to the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving the compensation; and

•	reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans.

Role of the Compensation Consultant
To assist in carrying out its responsibilities, the Compensation Committee utilized the services of Towers Watson, a nationally recognized compensation consulting firm to assist it in approving our 2013 compensation plans and analyzing competitive executive compensation levels during 2013. Towers Watson was not engaged by management to perform any work on behalf of management during 2013 and the Compensation Committee considered Towers Watson to be independent with regard to services performed on our behalf during 2013.
During 2013, Towers Watson provided advice and recommendations regarding our short and long term incentive compensation plans for our employees, including our NEOs. In addition, Towers Watson provided our Compensation Committee input on our director compensation program, competitive market compensation data and recommendations for target pay levels for each component of our 2013 executive compensation program.

The Towers Watson compensation consultant periodically attends Compensation Committee meetings as requested by the Compensation Committee and consults with our Compensation Committee Chairman, our Director of Human Resources, our Chief Executive Officer, and senior management team (as directed by the Compensation Committee) on compensation related issues.

Compensation Consultant Independence Assessment

During 2013, the Company requested and received information from Towers Watson addressing its independence and potential conflicts of interest, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation Committee concluded that Towers Watson is independent and that the work of Towers Watson did not raise any conflict of interest.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer reviewed the 2013 performance of and considered the recommendations of the Towers Watson consultant with regard to each of the other NEOs. Based on this review and input, he made compensation recommendations to the Compensation Committee for all of the NEOs other than himself, including recommendations for performance targets, base salary adjustments, the discretionary components of our short-term cash incentive compensation, and long-term equity-based incentive awards. The Compensation Committee considers these recommendations along with data and input provided by Towers Watson. The Compensation Committee retains full discretion to set all compensation for the executive officers.

Executive Clawback Provisions

If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Miller and Bowers’ employment agreements contain provisions that provide for the executives to reimburse us, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, for any incentive-based (whether cash or equity-based) compensation received by the executives from us during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement. In addition, each executive will reimburse us for any profits realized from the sale of our securities during that 12-month period.
Market Reference Data
During 2013 Towers Watson provided our Compensation Committee with a competitive market analysis of our NEO's pay level relative to the practices of a peer group of twelve public REITs with significant office portfolios and the participating organizations of the NAREIT 2013 Compensation and Benefits Survey. We do not have any input into the companies that make up the NAREIT survey.

The 2013 peer group consisted of the following companies:

• Boston Properties	• Highwoods Properties, Inc.

• Brandywine Realty Trust	• Kilroy Realty Corporation

• Corporate Office Properties Trust	• Liberty Property Trust

• Cousins Properties Incorporated	• Mack-Cali Realty Corporation

• Douglas Emmett, Inc.	• Parkway Properties

• Duke Realty Corporation	• SL Green Realty Corp

The 2013 peer group is consistent with the peer group used during 2012 with the only change being the removal of Brookfield Office Properties and the addition of Boston Properties. Brookfield Office Properties was removed because certain of their financial metrics are not comparable to ours as they follow International Financial Reporting Standards, rather than US GAAP. In general, Piedmont is positioned at or slightly below the size metrics of the peer group which included total capitalization, assets and revenue; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; net operating income; funds from operations; and funds from operations per share. Piedmont’s 2012 performance varied in comparison to the peers based on which performance metric was being compared. We use the same peer group to calculate performance under the FFO and TSR Relative to Peer Group components of our short and long term awards.
We apply our compensation policies to all of our NEOs on the same basis, with differences in compensation opportunities between each of our executive officers reflecting each of the officers’ roles and responsibilities within our Company, as well as market pay practices. In October of 2013, Towers Watson provided our Compensation Committee with an analysis of each of our NEO's 2013 target pay opportunity and 2012 reported pay relative to market pay practices based on the following market reference data:

Market Data
Name	Title	Primary Match	Secondary Match
Donald A. Miller, CFA	President and CEO	Peer Group—Chief Executive Officer	NAREIT—Chief Executive Officer

Robert E. Bowers	Chief Financial Officer	Peer Group—Chief Financial Officer	NAREIT—Chief Financial Officer

Raymond L. Owens	EVP—Capital Markets	NAREIT—Head of Capital Markets Peer Group—Average 3rd-4th Highest Paid Executive	NAREIT—Head of Capital Markets

Carroll A. Reddic	EVP—Real Estate Operations	NAREIT—Head of Asset Management Peer Group—Average 3rd-4th Highest Paid Executive	NAREIT—Head of Asset Management
Robert K. Wiberg	EVP - Mid-Atlantic Region and Head of Development	NAREIT—Division President Peer Group—Average 3rd-4th Highest Paid Executive	NAREIT—Division President

In general, our Chief Executive and Chief Financial Officers’ target compensation opportunities were compared to the peer group primarily and NAREIT survey secondarily based on positional match. Our pay practices for our Executive Vice Presidents were compared with the pay practices based on a 50/50 blend of (a) the 3rd-5th most highly compensated individuals (averaged) for the peer group; and (b) NAREIT survey data. Because there is not an exact positional match for our Executive Vice Presidents, the Compensation Committee places less emphasis on the market reference data for our Executive Vice Presidents than it does for the Chief Executive Officer and Chief Financial Officer.

The following compensation elements were considered in the market analysis:

•	annual base salary;

•	total cash compensation—base salary and annual short term incentive (target and actual);

•	long-term incentives—expected value of equity grants made during fiscal year 2013 (where relevant, multi-year performance plan target awards were amortized over the requisite performance period); and

•	total direct compensation—total cash compensation (target and actual) and long-term incentives.
The Compensation Committee noted that executives within the peer group in some cases received significant value in “other” compensation, including perquisites, supplemental retirement benefits, and other special one-time payments. This other compensation was excluded from the analysis as it has not been the Company’s historical practice to pay such items. When other compensation is factored in, the competitiveness of Piedmont's pay program declines relative to the twelve peer companies presented above.

Other Compensation Committee Considerations

In addition to considering market reference data set forth above in making decisions about our NEOs’ compensation opportunities and actual compensation to be paid, the Compensation Committee considers other factors such as each executive officer’s experience, scope of responsibilities, performance and prospects; internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance and prospects; and individual performance of each NEO during their tenure with Piedmont.
Employment Agreements with our Named Executive Officers
We are currently party to employment agreements with four of our NEOs. These agreements were originally put in place in 2007 and automatically renewed during subsequent years. During 2012 we entered into an agreement with Mr. Wiberg in conjunction with his employment (the "offer letter") which provided his initial base salary, a sign-on equity grant, the opportunity to earn incentive awards, and change in control severance benefits for the first two years of employment (see further detail under Potential Payments upon Termination or Change of Control). However, his agreement is "at will" and does not guarantee any term of employment.
Base salaries and target short-term cash incentive compensation (expressed as a percentage of their base salary) for the NEOs for 2013 were as follows:

	2013 Annual Base Salary	Annual Short-Term Cash Incentive Compensation as a % of Base Salary
Name and Position		Threshold	Target	Maximum
Donald A. Miller, CFA	$685,000	50%	100%	200%
Chief Executive Officer
Robert E. Bowers	$433,000	40%	80%	120%
Chief Financial Officer
Raymond L. Owens	$250,000	35%	70%	105%
EVP—Capital Markets
Carroll A. Reddic, IV	$252,500	35%	70%	105%
EVP—Real Estate Operations
Robert K. Wiberg	$300,000	50%	75%	100%
EVP—Mid-Atlantic Region

The threshold, target, and maximum opportunities for our NEOs, other than Mr. Wiberg, have not changed since the employment agreements were entered into in 2007. Mr. Wiberg was hired in 2012 and his threshold, target, and maximum were established in conjunction with his employment.

Term. The NEO employment agreements were initially put into place in conjunction with the internalization of our management team in 2007 and renew annually unless either party gives 90 days written notice prior to the end of the renewal term or his employment otherwise terminates in accordance with the terms of the agreement. Mr. Wiberg's offer letter does not provide for a term of employment.

Executive Clawback Provisions. If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Miller and Bowers’ agreements contain provisions that provide for the executives to reimburse us, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, for any incentive-based (whether cash or equity-based) compensation received by the executives from us during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement. In addition, each executive will reimburse us for any profits realized from the sale of our securities during that 12-month period.

Severance. Each of our NEOs is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “Potential Payments Upon Termination or Change of Control.” Our Compensation Committee believes that the negotiation of these severance payments was an important factor in attracting the NEOs to join us. The agreements with our NEOs do not provide for tax “gross ups” in the event such payments are made.
Benefits. The NEOs participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability, long-term care and life insurance, and our 401(k) plan that are generally available to the rest of our employees. We do not have any special benefits or retirement plans for our NEOs other than an annual physical for our Chief Executive Officer.
Elements of 2013 Executive Compensation
The following is a discussion of the base salary, short-term cash incentive compensation and long-term equity compensation for the NEOs.
Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the short-term cash incentive compensation because each NEO's target opportunity is expressed as a percentage of base salary. The following items are generally considered by the Compensation Committee when determining base salary annual increases, however no particular weight is assigned to an individual item:

•	market data provided by the compensation consultant;

•	comparability to compensation practices of other office REITs of similar size;

•	our financial resources;

•	the executive officer’s experience, scope of responsibilities, performance and prospects;

•	internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance, and prospects; and

•	individual performance of each NEO during the preceding calendar year.
For 2013, our Compensation Committee increased our Chief Executive Officer's base salary 1.6% based on considerations of his individual performance and comparative market data. Further, Our Chief Executive Officer recommended, and the Compensation Committee approved, increases for Mssrs. Bowers, Owens and Reddic in the 1.8% to 2.0% range based on each individual's performance and comparative market data. These increases, effective as of January 2013, were commensurate with annual base salary increases awarded to our employees for 2013. Mr. Wiberg's base salary for 2013 was established in his offer letter.
Short-Term Cash Incentive Compensation Plan. The employment agreements described above provide for target cash incentive payments for each of the NEOs as a percentage of base salary. Under our STIC Plan, the actual amounts earned may be greater or less than target based on actual performance against the objectives set by the Compensation Committee at the beginning of each year.

Consistent with 2012, there were five performance measures considered by the Compensation Committee under the 2013 STIC Plan. Four of the measures were based on specific corporate metrics measured on a quantitative basis and the fifth measure, Board Discretion, was considered on a qualitative basis. The Compensation Committee established targets for the four corporate metrics at levels that were considered achievable, but not without above average performance. The following table sets forth the minimum, target, and maximum goals for the performance metrics set by the Compensation Committee and the actual performance for the year under the 2013 STIC Plan:

	Performance Goal			Actual Performance	Relative Weighting
Measure	Threshold	Target	Maximum
Adjusted Net Income per share Relative to Budget	$1.22	$1.35	$1.49	$1.46	25%
FFO Performance Relative to Peer Group(1)	25th Percentile	Median	75th Percentile	Median	25%
Weighted Average Committed Capital Per Sq. Foot Relative to Budget	$6.91	$6.28	$5.65	$3.45	15%
Total Stockholder Return Relative to Peer Group (1)	25th Percentile	Median	75th Percentile	Did not achieve threshold	10%
Board Discretion/ Individual Performance	Qualitative			Qualitative	25%
________________________

(1)	Component is capped at target if our Net Operating Income is negative.

Actual awards are calculated based on performance against the above metrics according to the following scale:

		Incentive Available to be Earned Based on Actual Performance (as a Percentage of Target)		Relative Weighting
Measure	Adjustment Factor	Threshold	Maximum (1)
Adjusted Net Income per share Relative to Budget	Every 1% variance in performance increases or decreases the targeted award by 5%, based on relative weighting	50%	150%	25%
FFO Performance Relative to Peer Group	Every 2.5% variance in performance increases or decreases the targeted award by 5%, based on relative weighting	50%	150%	25%
Weighted Average Committed Capital Per Sq. Foot Relative to Budget	Every 1% variance in performance increases or decreases the targeted award by 5%, based on relative weighting	50%	150%	15%
Total Stockholder Return Relative to Peers	Every 2.5% variance in performance increases or decreases the targeted award by 5%, based on relative weighting	50%	150%	10%
Board Discretion/ Individual Performance	Qualitative			25%
________________________

(1)	200% in the case of the CEO.

Adjusted Net Income (“ANI”) is an internally defined performance metric derived from our annual budget which mirrors the calculation of the widely recognized Funds From Operations (“FFO”) metric that is used in the real estate industry, with the exception that lease termination income and expense are matched to occur in the same period regardless of when such items would be recognized in an FFO calculation and certain significant nonrecurring items may be removed at the discretion of the Compensation Committee.

FFO performance relative to the peer group set forth above (see “Market Reference Data” for a complete description of the peer group) is considered important because a company’s ability to grow FFO from year to year is one indicator of the multiple that will be assigned to our company when an equity analyst values our company’s securities. The target performance level for this metric was equal to the median of the peer group. See the definition of FFO and the reconciliation of Net income attributable to Piedmont to FFO on pages 35 and 36 of our Annual Report on Form 10-K for the year ended December 31, 2013. The target performance level for this metric is the median of the peer group and payout is capped at target if Piedmont's Net Operating Income is negative.
Weighted Average Committed Capital Per Square Foot measures the future capital outlays that our management team has committed to in order to execute leases during the current year. This metric serves as a cross-check to ensure that management does not trade long-term capital expenditures to procure short-term growth in FFO. The target performance level for this metric is based on goals for commitments that are market specific and the weighted average performance goal is a function of the level of actual leasing activity in our respective markets.
TSR Relative to Peers compares our annual TSR (calculated as the difference between beginning and ending stock price for the period and giving effect to dividends paid during the period, expressed as a percentage of beginning stock price) to the TSR of the peer group (see “Market Reference Data” for a complete description of the peer group). The beginning and ending stock prices for the period were based on the average closing price for the twenty trading days straddling December 31st. The target performance level for this metric is the median of the peer group and payout is capped at target if Piedmont's Net Operating Income is negative.
The Board Discretion component is considered important as it allows the Compensation Committee to appropriately reward aspects of the management team’s or individual’s performance that may not be captured through the use of the quantitative metrics.
In February 2014, the Compensation Committee assessed the 2013 performance period based on actual financial results for the year ended 2013. Based on qualitative assessment of the performance of the NEOs, the Compensation Committee determined to award the targeted level for the Board Discretion component of the award. The following shows the calculated performance:

Measure	Relative Weighting	Total Target for all NEOs Combined	Actual Calculated and Board Discretion	Over/(Under) Perform
Adjusted Net Income per share Relative to Budget	25%	$398,288	$556,727	$158,439
FFO Performance Relative to Peer Group	25%	398,288	398,288	—
Weighted Average Committed Capital Per Sq. Foot Relative to Budget	15%	238,973	409,834	170,861
Total Stockholder Return Relative to Peer Group	10%	159,315	—	(159,315)
Board Discretion/ Individual Performance	25%	398,288	398,288	At target
Total		$1,593,150	$1,763,137	$169,985
The actual results equated to performance at 115% of target for our CEO (after considering his higher maximum target for the one component where maximum performance was achieved) and at 107% of target for our other NEOs.
After (i) reviewing the final quantitative calculations; (ii) considering the CEO's assessment of each of the other NEO’s performance; and (iii) assessing CEO's performance, the Compensation Committee determined actual awards for the 2013 performance period for each individual NEOas follows:

Name	2013 Target Annual Incentive for NEOs ($)	2013 Actual Annual Incentive for NEOs ($)
Mr. Miller	685,000	787,374
Mr. Bowers	346,400	372,190
Mr. Owens	175,000	188,029
Mr. Reddic	176,750	189,909
Mr. Wiberg	210,000	225,635
Total	1,593,150	1,763,137

Long-Term Incentive Compensation Plan. The objective of our Long-Term Incentive Compensation Plan (“LTIC Plan”) is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies and that is designed to encourage each of our NEOs, as well as our broader employee base, to balance long-term company performance with short-term company goals and to foster employee retention.
LTIC awards have typically been granted in the form of deferred stock pursuant to the 2007 Omnibus Incentive Plan approved by our stockholders. The Compensation Committee has determined that, as a REIT, the grant of deferred stock awards is appropriate because our high dividend distribution requirements lead to a significant portion of our total stockholder return being delivered through our dividends. In the future, we anticipate that any additional awards granted will continue to be in the form of deferred stock, although we may consider other equity and cash-based programs to the extent they more effectively meet our program objectives and provide more favorable tax treatment to us or the individual employee. We feel that appropriately designed equity awards, particularly those with future vesting provisions, promote a performance-focused culture and align our employees’ interests with those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us for an extended period of time.
Each NEO's annual LTIC target opportunity is divided equally between the two components of our LTIC Plan: a multi-year Performance Share Program and an Annual Deferred Stock Grant as further described below.
Performance Share Program. Half of our NEOs’ LTIC opportunity relates to a multi-year performance share compensation program (the “Performance Share Program”). The purpose of the Performance Share Program is to motivate and reward long term performance. Participants are provided with the opportunity to earn shares of Piedmont stock based on our TSR performance relative to the peer group over a three-year performance period. Participants have a defined target award expressed as a number of shares. The target number of shares established for each participant may be earned if Piedmont’s TSR is at the median of the peer group, up to 200% of target may be earned if Piedmont’s TSR is at or above the 75th percentile of the peer group, and up to 50% of target may be earned if Piedmont’s TSR at the 25th percentile of the peer group. No shares are earned if Piedmont’s TSR is below the 25th percentile. If our return is between the 25th and 75th percentile, the payout will adjust on a straight-line basis. Performance cycles overlap, with a new three-year performance cycle beginning each year. If earned, awards vest immediately upon issuance. A grant date for this portion of the award is established when the Compensation Committee and the Board of Directors approve the multi-year plan. In accordance with SEC rules, the grant date fair value of the portion of the award related to the TSR three-year performance period assuming target performance is included in the Summary Compensation Table in the calendar year in which the grant date is established. For the range of shares that could be earned by each NEO for the 2013-15 performance period, see the Grants of Plan Based Awards for 2013 Table.
Annual Deferred Stock Grant. The other half of our NEOs' LTIC opportunity is comprised of an annual deferred stock grant opportunity, as determined by the Compensation Committee, that considers four performance measures. The performance targets that the Compensation Committee established for the quantitative metrics for 2012 were considered achievable, but not without above average performance. While such measures establish a framework for the Compensation Committee to evaluate performance, the pool of shares available to be granted is ultimately established by the Compensation Committee in its sole discretion irrespective of actual performance. As such, a grant date for accounting purposes is not established until the Compensation Committee has reviewed the Company's actual performance against the metrics and exercised its discretion to determine the pool of shares to be awarded. This process normally occurs during the calendar year following the performance period after year-end audit results and peer data are available. In accordance with SEC rules, therefore, the deferred stock granted pursuant to this component of our LTIC plan is included in the Summary Compensation Table in the calendar year of the grant, which is subsequent to the performance period.
The following table sets forth the target goals for each of the quantitative measures and weights assigned to each measure as well as the actual results for each performance measure for the deferred stock grant that was awarded in 2013 based on 2012 performance (dollars in millions except for per share amounts):

	Goal
Measure	Threshold	Target	Maximum	Actual	Weight
Actual Adjusted Net Income Relative to Budget (per share )	$1.22	$1.35	$1.49	$1.40	20%
Actual Adjusted Funds From Operations Before Capital Expenditures Relative to Budget (in millions)	$188.2	$209.1	$230.0	$225.6	20%
Actual General and Administrative Expense Relative to Budget (in millions)	$29.6	$26.9	$24.2	$20.8	10%
Total Shareholder Return Relative to Peers (in millions)	25th Percentile	50th Percentile	75th Percentile	Threshold Not Met	25%
Board Discretion/Individual Performance	Qualitative	Qualitative	Qualitative	Qualitative	25%
 ________________________
.
Adjusted Net Income (“ANI”) is an internally defined performance metric derived from Piedmont’s annual budget which mirrors the calculation of the widely recognized Funds From Operations (“FFO”) metric that is used in the real estate industry with the exception that certain non-recurring items such as lease termination income and expense are matched to occur in the same period regardless of when such items would be recognized in an FFO calculation and certain significant nonrecurring items may be removed at the discretion of the Compensation Committee.
Actual Adjusted Funds from Operations Before Capital Expenditures vs Budget is important because it more closely mirrors the actual cash flow generated by the company in that it removes certain non-cash revenue and expense items such as the effect of straight-line rents which are not adjusted when computing FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT").
Actual General and Administrative Expense vs. Budget is considered important because it measures how efficiently we manage our controllable overhead expenses such as labor, professional services, and stockholder communication expenses, among others.
TSR Relative to Peers compares our annual TSR (calculated as the difference between beginning and ending stock price for the period and giving effect to dividends paid during the period, expressed as a percentage of beginning stock price) to the TSR of the peer group (see “Market Reference Data” for a complete description of the peer group). The beginning and ending stock prices for the period were based on the average closing price for the twenty trading days straddling December 31st. The target performance level for this metric is the 50th percentile of the peer group.
The actual number of shares that each individual NEO was eligible to earn was determined by the Compensation Committee after considering the calculated number of shares that each NEO had earned based on actual performance against the performance measures outlined above. The calculated number of shares for each NEO was determined by increasing or decreasing each NEO's targeted number of shares by 5% for each 1% variation in performance relative to performance measures within an established threshold and maximum of 50% and 150% of target, respectively. In the case of the CEO, the maximum incentive is capped at 200% of target. Each individual NEO's targeted number of shares was established by the Compensation Committee based on recommendations from our compensation consultant regarding comparability with awards to officers of our peer group of office REITs as well as taking into consideration each officer’s salary and experience level.
The Board Discretion component allows the Compensation Committee to appropriately recognize aspects of the management team’s or individual’s performance that may not be captured through the use of the quantitative metrics. For the 2012 deferred stock grant opportunity, the Compensation Committee determined to award the targeted amount associated with the board discretion component.
On April 2, 2013 the Compensation Committee granted equity awards pursuant to our LTIC Plan for the 2012 service period in the form of deferred stock in accordance with the terms of the 2007 Omnibus Incentive Plan described above. See “Grants of Plan Based Awards for 2013” table below for information on the number of shares of deferred stock granted to each of the NEOs during 2013. For the awards granted, 25% vested immediately, while the remaining 75% vests in 25% increments over the next three years on the grant anniversary date.

Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines whereby our NEOs are required to own stock equal to the lesser of shares with a value equal to a specified multiple of their base salary or a specific number of shares as follows:

	Lesser Of:
	Multiple of Salary	Shares of Stock
Chief Executive Officer	5x	195,000
Chief Financial Officer	3x	75,000
EVP—Capital Markets	2x	30,000
EVP—Real Estate Operations	2x	30,000
EVP—Mid-Atlantic Region and Head of Development	2x	30,000

As of December 31, 2013, each of our NEOs, other than Mr. Wiberg, has achieved his ownership requirement. As Mr. Wiberg began employment with us November 7, 2012, he has until year end 2017 to achieve his ownership requirement. Additionally, he is required to hold 60% of the shares he is granted by us as compensation, net of taxes, until his ownership requirement is met.

In addition, each member of our Board of Directors is required to own the lesser of 10,000 shares or $200,000 (4x their annual cash retainer). All of our directors currently meet this requirement, with the exception of Mr. Milnes, who joined our Board of Directors in 2011 and who will have until year end 2015 to meet the requirement.

Hedging, Pledging and Insider Trading Policy.

Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our stock, including a prohibition on short sales and buying or selling of puts and calls. Our insider trading policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information. Our insider trading policy also prohibits our executive officers and directors from pledging our securities or otherwise using our securities as collateral. None of our executive officers or directors holds any of our stock subject to pledge.

The Impact of Regulatory Requirements on Compensation
Section 162(m) of the Code limits to $1.0 million a publicly held company’s tax deduction each year for compensation to any “covered employee,” except for certain qualifying “performance-based compensation.” Although to date our compensation has complied with Section 162(m), as long as we qualify as a REIT we do not pay taxes at the corporate level; therefore, we believe any potential future loss of deductibility of compensation which may occur would not have a significant adverse impact on us.
To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.
Although we and the Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

2013 Executive Compensation Tables
The following table sets forth information concerning the compensation for the three years ended December 31, 2013 by our NEOs, reported in accordance with SEC rules.

SUMMARY COMPENSATION TABLE FOR 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Donald A. Miller, CFA	2013	685,000			1,672,962	(3)	787,374	25,318	(7)	3,170,654
Chief Executive Officer and President	2012	674,000			1,901,474	(4)	460,048	24,396		3,059,918
	2011	674,000			1,833,368	(5)	615,362	16,716		3,139,446

Robert E. Bowers	2013	433,000			669,157	(3)	372,190	23,192	(7)	1,497,539
Chief Financial Officer, Executive Vice President and Treasurer	2012	425,000			760,586	(4)	232,072	22,716		1,440,374
	2011	410,000			736,619	(5)	299,464	22,216		1,468,299

Raymond L. Owens	2013	250,000			239,011	(3)	188,029	20,192		697,232
Executive Vice President—Capital Markets	2012	245,000			271,644	(4)	117,060	22,716		656,420
	2011	240,640			263,116	(5)	153,793	22,216		679,765

Carroll A. Reddic, IV	2013	252,500			239,011	(3)	189,909	17,692	(7)	699,112
Executive Vice President—Real Estate Operations	2012	247,500			271,644	(4)	118,254	17,216		654,614
	2011	243,200			261,525	(5)	155,429	16,716		676,870

Robert K. Wiberg(2)	2013	300,000			324,250	(3)	225,635	5,942	(7)	855,827
Executive Vice President— Mid-Atlantic Region and Head of Development	2012	43,845	112,500	(8)	360,000	(6)	—	—		516,345

________________________

(1)
In accordance with SEC rules, the stock award column includes the aggregate grant date fair value of the Performance Share Component of our LTIC program at target levels, even though there is no guarantee that any amounts will ultimately be earned by and paid to the executive. See "2013 Realized Pay Table" and "Stock Vested for 2013" table below for the value of actual stock awards which vested during the year ended December 31, 2013.

(2)	Mr. Wiberg became employed by us November 7, 2012.

(3)
Represents the aggregate grant date fair value of potential awards under the 2013-15 Performance Share Program at target levels and the deferred stock awards granted in 2013 for 2012 performance, both under our LTIC program. Values are estimated as the total expense associated with each grant to be recognized for financial statement reporting purposes over the respective service period associated with each grant calculated in accordance with FASB ASC Topic 718, Share-Based Payments. Pursuant to SEC rules the values are not reduced by an estimate for the probability of forfeiture. The aggregate grant date fair value of the 2012 annual deferred stock award granted in 2013 was based on the closing price of our common stock on the April 2, 2013 grant date of $19.47 per share. The aggregate grant date fair value of the 2013-15 Performance Share Program was based on an estimated fair value per share as of the grant date of $18.91 per share utilizing a Monte Carlo valuation model that models the plan’s potential payoff depending on Piedmont’s and its peer group’s future stock price movements. The potential value of the 2013-15 Performance Share Program award at the grant date assuming the highest level of performance conditions were achieved would have been (in 000’s): Miller - $1,750; Bowers - $700; Owens - $250; Reddic - $250; and Wiberg - $375.

(4)
Represents the aggregate grant date fair value of potential awards under the 2012-14 Performance Share Program at target levels and the deferred stock awards granted in 2012 for 2011 performance, both under our LTIC program. Values are estimated as the total expense associated with each grant to be recognized for financial statement reporting purposes over the respective service period associated with each grant calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification (“ASC”) Topic 718, Share-Based Payments. Pursuant to SEC rules the values are not reduced by an estimate for the probability of forfeiture. The aggregate grant date fair value of the 2011 annual deferred stock award granted in 2012 was based on the closing price of our common stock on the April 4, 2012 grant date of $17.49 per share. The aggregate grant date fair value of the 2012-14 Performance Share Program was based on an estimated fair value per share as of the grant date of $17.42 per share utilizing a Monte Carlo valuation model that models the plan’s potential payoff depending on Piedmont’s and its peer group’s future stock price movements. The potential value of the 2012-14 Performance Share Program award at the grant date assuming the highest level of performance conditions were achieved would have been (in 000’s): Miller - $1,750; Bowers - $700; Owens - $250; and Reddic - $250.

(5)
Represents the aggregate grant date fair value of potential awards under the 2011-13 Performance Share Program at target levels and the deferred stock awards granted in 2011 for 2010 performance, both under our LTIC program. Values are estimated as the total expense associated with each grant to be recognized for financial statement reporting purposes over the respective service period associated with each grant calculated in accordance with FASB ASC Topic 718, Share-Based Payments. Pursuant to SEC rules the values are not reduced by an estimate for the probability of forfeiture. The aggregate grant date fair value of the 2010 annual deferred stock award granted in 2011 was based on the closing price of our common stock on the April 5, 2011 grant date of $19.40 per share. The aggregate grant date fair value of the 2011 Performance Share Program was based on an estimated fair value per share as of the grant date of $18.27 per share utilizing a Monte Carlo valuation model that models the plan’s potential payoff depending on Piedmont’s and its peer group’s future stock price movements. The potential value of the 2011-13 Performance Share Program award at the grant date assuming the highest level of performance conditions were achieved would have been (in 000’s): Miller - $1,750; Bowers - $700; Owens - $250; and Reddic - $250.

(6)
Represents a signing bonus of 19,956 shares of deferred stock paid to Mr. Wiberg in conjunction with the terms of his employment by us during 2012. The aggregate grant date fair value of the deferred stock was based on the closing price of our common stock on the November 7, 2012 grant date of $18.04 per share. Of the stock granted, 25% vested immediately upon grant and the remaining 75% vests ratably on the anniversary of the grant date over the next three years.

(7)	All other compensation for 2013 was comprised of the following:

Name	Matching Contributions to 401(k) ($)	Premium for Company Paid Life Insurance ($)	Executive Health Physical ($)	Total Other Compensation ($)
Donald A. Miller, CFA	23,000	192	2,126	25,318
Robert E. Bowers	23,000	192	—	23,192
Raymond L. Owens	20,000	192	—	20,192
Carroll A. Reddic, IV	17,500	192	—	17,692
Robert K. Wiberg	5,750	192	—	5,942
Other than our CEO's executive health physical, the above benefits were paid pursuant to the same benefit plans offered to all of our employees.

(8)	Represents a discretionary cash bonus of $112,500 paid to Mr. Wiberg in conjunction with the terms of his employment by us during 2012.

2013 Realized Pay Table

As noted in the Summary Compensation Table above, SEC rules require the stock award column of the Summary Compensation Table to include the aggregate grant date fair value of the performance share component of our LTIC program at target levels, even though there is no guarantee that any amounts will ultimately be earned by and paid to the executive. In addition, SEC rules require the entire aggregate grant date fair value of the deferred stock award component of our LTIC program to be included in the year the award is granted although such awards vest over a three-year period. As a supplement to the Summary Compensation Table, the table below shows the compensation actually realized by each of our NEOs during each of the last three years ended December 31, 2013. The realized pay during the three year period is less than the value shown in the summary compensation table as the realized pay, specifically the value of vesting stock awards, is affected by our stock price performance, and as such, reflects the pay for performance orientation of our executive compensation program. However, in all cases when compared to our peer group of companies, the total actual compensation paid to our NEOs in 2013 was below the 2012 median of our peer group.

In the table below, the stock award column is calculated by multiplying the number of shares that actually vested during the respective year by our closing stock price on the vesting date, and adding the value of any dividend equivalents rights that were paid to the NEO in conjunction with the vestings of the stock:

REALIZED PAY TABLE FOR 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Donald A. Miller, CFA	2013	685,000			1,383,687	787,374	(3)	25,318	(5)	2,881,379
Chief Executive Officer and President	2012	674,000			1,664,290	460,048		24,396		2,822,734
	2011	674,000			1,754,082	615,362		16,716		3,060,160

Robert E. Bowers	2013	433,000			588,307	372,190	(3)	23,192	(5)	1,416,689
Chief Financial Officer, Executive Vice President and Treasurer	2012	425,000			693,489	232,072		22,716		1,373,277
	2011	410,000			720,351	299,464		22,216		1,452,031

Raymond L. Owens	2013	250,000			209,648	188,029	(3)	20,192	(5)	667,869
Executive Vice President—Capital Markets	2012	245,000			247,337	117,060		22,716		632,113
	2011	240,640			258,180	153,793		22,216		674,829

Carroll A. Reddic, IV	2013	252,500			194,150	189,909	(3)	17,692	(5)	654,251
Executive Vice President—Real Estate Operations	2012	247,500			234,980	118,254		17,216		617,950
	2011	243,200			247,644	155,429		16,716		662,989

Robert K. Wiberg(1)	2013	300,000			136,264	225,635	(3)	5,942	(5)	667,841
Executive Vice President—Mid-Atlantic Region and Head of Development	2012	43,845	112,500	(4)	90,002	—		—		246,347

(1)	Mr. Wiberg became employed by us on November 7, 2012.

(2)
Calculated based on the number of shares vesting on each vesting date during the respective year multiplied by the closing price of our common stock on the respective vesting date and adding the value of any dividend equivalent rights paid out in conjunction with the vestings.

(3)	Represents amounts earned during the year ended December 31, 2013, which were paid in March 2014.

(4)	Represents a discretionary cash bonus of $112,500 paid to Mr. Wiberg in conjunction with the terms of his employment by us during 2012.

(5)	See detail of all other compensation for 2013 included under Summary Compensation Table above.

Plan-Based Awards
The table below sets forth: (1) the threshold, target, and maximum of our 2013 STIC plan and of the Performance Share Component of our 2013-15 LTIC plan, and (2) the actual shares that were granted in 2013 pursuant to the Deferred Stock Component of our 2012 LTIC Plan.

GRANTS OF PLAN-BASED AWARDS FOR 2013

	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:
		Threshold	Target	Maximum	Threshold (Number of Shares)	Target (Number of Shares)	Maximum (Number of Shares)	Number of Shares of Stock(3)	Grant Date Fair Value of Stock Awards
Donald A. Miller, CFA
2013 STIC Plan		$342,500	$685,000	$1,370,000
2013 LTIC Plan—2013-15 Performance Share Component	April 2, 2013				23,136	46,272	92,544		$875,004
2012 LTIC Plan—Deferred Stock Component	April 2, 2013							40,984	$797,958
Robert E. Bowers
2013 STIC Plan		$173,200	$346,400	$519,600
2013 LTIC Plan—2013-15 Performance Share Component	April 2, 2013				9,254	18,509	37,017		$350,005
2012 LTIC Plan—Deferred Stock Component	April 2, 2013							16,392	$319,152
Raymond L. Owens
2013 STIC Plan		$87,500	$175,000	$262,500
2013 LTIC Plan—2013-15 Performance Share Component	April 2, 2013				3,305	6,610	13,221		$124,995
2012 LTIC Plan—Deferred Stock Component	April 2, 2013							5,856	$114,016
Carroll A. Reddic, IV
2013 STIC Plan		$88,375	$176,750	$265,125
2013 LTIC Plan—2013-15 Performance Share Component	April 2, 2013				3,305	6,610	13,221		$124,995
2012 LTIC Plan—Deferred Stock Component	April 2, 2013							5,856	$114,016
Robert K. Wiberg
2013 STIC Plan		$112,500	$225,000	$225,000
2013 LTIC Plan—2013-15 Performance Share Component	April 2, 2013				4,958	9,915	19,831		$187,493
2012 LTIC Plan—Deferred Stock Component	April 2, 2013							7,024	$136,757
________________________

(1)
Represents cash payout opportunity for 2013 under the STIC Plan. The amounts actually earned for 2013 are included in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)	Represents shares associated with the payout opportunity under the 2013-15 Performance Share Component of the 2013 LTIC Plan. Any amounts earned will be granted in the form of deferred stock in 2016.

(3)	Represents shares awarded in 2013 pursuant to the Deferred Stock Component of the 2012 LTIC Plan (year ended December 31, 2012 performance period).

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding unvested time-based stock awards and equity incentive plan awards that had not been earned or vested as of December 31, 2013 held by our NEOs as of December 31, 2013. Based on Piedmont's actual relative TSR performance for the one, two and three years ended December 31, 2013, we had not achieved the threshold for performance for any shares to be paid out under the Performance Share Program component of the 2013, 2012, and 2011 LTIC Plans, respectively. All market values were determined by multiplying the number of shares of stock that have not vested or the number of unearned unvested shares by the closing price of our common stock on December 31, 2013 and adding the value of any unvested dividend equivalent rights as of December 31, 2013. All equity incentive programs were established pursuant to the 2007 Omnibus Incentive Plan and no options to purchase shares of our common stock have ever been awarded or granted to our NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2013

	LTIC Stock Awards
	Deferred Stock Component			Performance Share Component
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Donald A. Miller, CFA:
April 5, 2011 plan award(2)				—	$—
April 5, 2011 award(1)	11,123	$208,556	(5)
April 4, 2012 plan award(3)				—	$—
April 4, 2012 award(1)	29,444	$527,636	(6)
April 2, 2013 plan award(4)				—	$—
April 2, 2013 award(1)	30,738	$526,235	(7)
Total	71,305	$1,262,427		—	$—
Robert E. Bowers
April 5, 2011 plan award(2)				—	$—
April 5, 2011 award(1)	4,448	$83,400	(5)
April 4, 2012 plan award(3)				—	$—
April 4, 2012 award(1)	11,778	$211,062	(6)
April 2, 2013 plan award(4)				—	$—
April 2, 2013 award(1)	12,294	$210,473	(7)
Total	28,520	$504,935		—	$—
Raymond L. Owens
April 5, 2011 plan award(2)				—	$—
April 5, 2011 award(1)	1,589	$29,794	(5)
April 4, 2012 plan award(3)				—	$—
April 4, 2012 award(1)	4,207	$75,389	(6)
April 2, 2013 plan award(4)				—	$—
April 2, 2013 award(1)	4,392	$75,191	(7)
Total	10,188	$180,374		—	$—
Carroll A. Reddic, IV
April 5, 2011 plan award(2)				—	$—
April 5, 2011 award(1)	1,589	$29,794	(5)
April 4, 2012 plan award(3)				—	$—
April 4, 2012 award(1)	4,207	$75,389	(6)
April 2, 2013 plan award(4)				—	$—
April 2, 2013 award(1)	4,392	$75,191	(7)
Total	10,188	$180,374		—	$—
Robert K. Wiberg
November 7, 2012 award(1)	9,978	$174,815	(8)
April 2, 2013 plan award(4)				—	$—
April 2, 2013 award(1)	5,268	$90,188	(7)
	15,246	$265,003		—	$—
________________________

(1)	Awards vest 25% immediately upon grant with the remaining 75% vesting 25% per year on the anniversary of the grant date.

(2)
Based on Piedmont's actual relative TSR performance for the three year period ended December 31, 2013, as of December 31, 2013, we had not achieved the threshold for performance for any shares to be paid out under the Performance Share Program component of the 2011 LTIC Plan

(3)
Based on Piedmont's actual relative TSR performance for the two year period ended December 31, 2013, we had not achieved the threshold for performance for any shares to be paid out under the Performance Share Program component of the 2012 LTIC Plan. Actual awards to be paid to NEOs will be determined during 2015 based on Piedmont's actual relative TSR performance for the three year period ended December 31, 2014 and any shares awarded will vest immediately upon issuance.

(4)
Based on Piedmont's actual relative TSR performance for the year ended December 31, 2013, we had not achieved the threshold for performance for any shares to be paid out under the Performance Share Program component of the 2013 LTIC Plan. Actual awards to be paid to NEOs will be determined during 2016 based on Piedmont's actual relative TSR performance for the three year period ended December 31, 2015 and any shares awarded will vest immediately upon issuance.

(5)
Market value of unearned shares is based on our closing stock price as of December 31, 2013 of $16.52 per share, plus $2.23 per share of dividend equivalent rights that vest upon vesting of the underlying shares.

(6)
Market value of unearned shares is based on our closing stock price as of December 31, 2013 of $16.52 per share, plus $1.40 per share of dividend equivalent rights that vest upon vesting of the underlying shares.

(7)
Market value of unearned shares is based on our closing stock price as of December 31, 2013 of $16.52 per share, plus $.60 per share of dividend equivalent rights that vest upon vesting of the underlying shares.

(8)
Market value of unearned shares is based on our closing stock price as of December 31, 2013 of $16.52 per share, plus $1.00 per share of dividend equivalent rights that vest upon vesting of the underlying shares.

Stock Vested

The following table provides information regarding the actual number of shares vested for each of our NEOs during the year ended December 31, 2013. No options to purchase shares of our common stock have ever been awarded or granted to our NEOs.

STOCK VESTED FOR 2013

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(1)
Donald A. Miller, CFA	65,913	1,383,687
Robert E. Bowers	27,967	588,307
Raymond L. Owens	9,967	209,648
Carroll A. Reddic, IV	9,254	194,150
Robert K. Wiberg	6,745	136,264
________________________

(1)
Value realized on vesting is calculated based on the number of shares vesting on each vesting date during 2013 multiplied by the closing price of our common stock on the respective vesting date and adding the value of any dividend equivalent rights paid out in conjunction with the vestings.

Potential Payments upon Termination or Change of Control
The employment agreements with our NEOs provide that upon termination of employment either by us without “cause” or by the executive for “good reason” (each as generally defined below), the executive will be entitled to the following severance payments and benefits:

•	With respect to Messrs. Miller and Bowers:

•
any unpaid annual salary that has accrued, payment for unused vacation, any earned but unpaid annual bonus for the previous year, unreimbursed expenses, and any rights granted the executive pursuant to our 2007 Omnibus Incentive Plan (all of which we collectively refer to as “Accrued Benefits”);

•
a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to two times the sum of (1) his annual salary then in effect, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	two years of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic and Mr. Owens:

•	any Accrued Benefits;

•
a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to the sum of (1) the executive’s annual salary then in effect, and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.
Pursuant to the employment agreements, “cause” means any of the following:

•
any material act or material omission by the executive which constitutes intentional misconduct in connection with the our business or relating to the executive’s duties or a willful violation of law in connection with our or relating to the executive’s duties;

•	an act of fraud, conversion, misappropriation or embezzlement by the executive of our assets or business or assets in our possession or control;

•
conviction of, indictment for or entering a guilty plea or plea of no contest with respect to a felony, or any crime involving any moral turpitude with respect to which imprisonment is a common punishment;

•	any act of dishonesty committed by the executive in connection with our business or relating to the executive’s duties;

•	the willful neglect of material duties of the executive or gross misconduct by the executive;

•
the use of illegal drugs or excessive use of alcohol to the extent that any of such uses, in the board of directors’ good faith determination, materially interferes with the performance of the executive’s duties;

•
any other failure (other than any failure resulting from incapacity due to physical or mental illness) by the executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant; or

•
any breach of the affirmative covenants made by the executive under the agreement; any of which continues without cure, if curable, reasonably satisfactory to the board of directors within ten days following written notice from us (except in the case of a willful failure to perform his duties or a willful breach, which shall require no notice or allow no such cure right).

Subject to certain cure rights available to us, “good reason” shall be present where the executive gives notice to the board of directors of his voluntary resignation following either:

•	our failure to pay or cause to be paid the executive’s base salary or annual bonus when due;

•	a material diminution in the executive’s status, including, title, position, duties, authority or responsibility;

•
a material adverse change in the criteria to be applied with respect to the executive’s target annual bonus for the current fiscal year as compared to the prior fiscal year (unless executive has consented to such criteria);

•	the relocation of our executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of the executive;

•	our failure to provide the executive with awards under the 2007 Omnibus Incentive Plan that are reasonably and generally comparable to awards granted to our other executive officers under the plan;

•	the occurrence of a change of control of the company; or

•	solely with respect to Mr. Miller, the failure of the board of directors (or its Nominating and Corporate Governance Committee) to nominate Mr. Miller to the board of directors.
If we notify the executive that we are not renewing the initial term of the employment agreement, or any renewal term, and the executive’s employment thereafter terminates as a result of the expiration of the term, the executive is entitled to receive the following severance payments and benefits:

•	With respect to Mr. Miller and Mr. Bowers:

•	any Accrued Benefits;

•
a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by him, an amount equal to two times the sum of (1) his annual salary, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic and Mr. Owens, the same payments and benefits that would be payable upon a termination by us without “cause” or by the executive with “good reason”.
If the executive notifies us that he is not renewing the initial term of the employment agreement, or any renewal term, he is not entitled to receive any severance pay or benefits. If he continues to be employed by us after either of us give 90 days prior written notice of non-renewal, his employment will be “at-will,” and the agreement will terminate, except for certain surviving provisions.
If the executive’s employment terminates upon his death or “disability” (which is defined in the agreements to mean physical or mental incapacity whereby the executive is unable with or without reasonable accommodation for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform the essential functions of the executive’s duties) the following will occur:

•	With respect to Mr. Miller and Mr. Bowers:

•	his estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•
any grants made to the executive that are subject to a time-based vesting condition shall become vested and the number of any unvested Performance Share Program awards earned shall vest on a pro-rated basis considering the number of service months worked as compared to the total service months of the plan;

•
his estate or legal representative, upon execution of a release, is entitled to an amount equal to two times the sum of (1) his annual salary then in effect and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic and Mr. Owens:

•	his estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•
any grants made to the executive that are subject to a time-based vesting condition shall become vested and the number of any unvested Performance Share Program awards earned shall vest on a pro-rated basis considering the number of service months worked as compared to the total service months of the plan;

•
his estate or legal representative, upon execution of a release, is entitled to an amount equal to the sum of (1) the executive’s annual salary then in effect and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.
Under the employment agreements, if an executive resigns without good reason (which includes retirement), or if we terminate an executive for cause, then such executive is only entitled to receive his Accrued Benefits.
In the event of a termination of employment of an executive by the Company, or voluntary resignation by the Executive, resulting from a change-in-control event, the employment agreement with each of the above NEOs provides that such termination will be deemed a termination by the executive for “good reason,” and any previously issued equity grants subject to time-based vesting conditions as well as the number of any unvested Performance Share Program awards earned on a pro-rated basis considering the number of service months worked as compared to the total service months of the plan will immediately become vested. The employment agreements do not provide for tax “gross ups” in the event such payments are made.
Mr. Wiberg's offer letter provides that in the event Mr. Wiberg's employment with Piedmont is terminated within twenty-four months of November 7, 2012 (i) due to a “Change in Control” (as defined in the 2007 Omnibus Incentive Plan) or (ii) due to a termination without “cause” (as defined above consistent with our other NEOs):

•	Mr. Wiberg shall be entitled to receive as severance, the sum of:
i.his annual salary at the time of termination;

ii.an amount equal to a pro-rated portion of the annual STIC award that otherwise would have been paid for the portion of the fiscal year in which such termination occurs; and
iii. a prorated portion of his outstanding eligible LTIC Award(s) based on Piedmont's TSR relative to the TSR of the companies in the Peer Group prorated for the period ending as of his termination date as compared with the respective LTIC period(s).

•	All of Mr. Wiberg's outstanding unvested deferred stock awards as of his termination date shall become vested.
The resulting amounts and shares shall be due from Piedmont within 90 days after Mr. Wiberg's termination of employment occurs.
The following table summarizes the potential cash payments and estimated equivalent cash value of benefits that would be payable to the NEOs under the terms of their employment agreements or offer letter described above under the various termination scenarios listed below, assuming the event occurred on December 31, 2013:

Name	Without Cause/ For Good Reason ($)	Change-in-Control (Termination Without Cause/ For Good Reason) ($)	Non-renewal by Us of Initial or Subsequent Term ($)	Death/ Disability ($)
Donald A. Miller, CFA(1)	3,949,134	3,949,134	3,928,101	3,928,101
Robert E. Bowers(2)	2,032,024	2,032,024	2,010,991	2,010,991
Raymond L. Owens(3)	613,954	613,954	613,954	613,954
Carroll A. Reddic, IV(4)	618,120	618,120	618,120	618,120
Robert K. Wiberg(5)	565,003	565,003	—	—
________________________

(1)	Includes $1,262,427 representing the value of unvested equity awards that would vest upon each triggering event.

(2)	Includes $504,935 representing the value of unvested equity awards that would vest upon each triggering event.

(3)	Includes $180,374 representing the value of unvested equity awards that would vest upon each triggering event.

(4)	Includes $180,374 representing the value of unvested equity awards that would vest upon each triggering event.

(5)	Includes $265,003 representing the value of unvested equity awards that would vest upon each triggering event.
The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	distribution of balances under our 401(k) plan;

•	life insurance proceeds in the event of death; and

•	disability insurance payouts in the event of disability.

DIRECTOR COMPENSATION FOR 2013

Compensation of Directors
We pay our non-employee directors a combination of cash and equity compensation for serving on the board of directors.

Cash Compensation
As compensation for serving on the board of directors, during 2013 we paid each of our non-employee directors an annual retainer of $50,000 and paid our chairman of the board an additional $65,000 retainer annually. Additionally, we also paid annual retainers to our committee chairmen in the following amounts:

•	$10,000 to the chairman of the Audit Committee;

•	$7,500 to the chairman of the Compensation Committee; and

•	$5,000 to the chairman of each of our other committees.
In addition, we paid our non-employee directors for attending board and committee meetings as follows:

•	$1,500 per regularly scheduled board meeting attended; and

•
$1,500 per committee meeting attended (except that members of the Audit Committee were paid $2,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements).

All directors may receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. We do not provide any perquisites to our directors.
Annual Non-Employee Director Equity Awards
On April 2, 2013, the board of directors approved an annual equity award pursuant to the 2007 Omnibus Incentive Plan for each of the non-employee directors of $50,000 payable in the form of 2,568 shares of our common stock. The award is vested upon grant. The annual equity awards were determined based on the advice and recommendation of our compensation consultant after considering the peer group described in the Compensation Discussion and Analysis.

The following table sets forth information regarding the compensation that we paid to our non-employee directors during the year ended December 31, 2013. Mr. Miller did not receive any additional compensation for his service as director in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael R. Buchanan	69,500	50,000	—	119,500
Wesley E. Cantrell	69,500	50,000	—	119,500
William H. Keogler, Jr.	75,000	50,000	—	125,000
Frank C. McDowell	77,000	50,000	—	127,000
Raymond G. Milnes, Jr.	85,000	50,000	—	135,000
Donald S. Moss	75,000	50,000	—	125,000
Jeffrey L. Swope	74,500	50,000	—	124,500
W. Wayne Woody	145,000	50,000	—	195,000
________________________

(1)
Amount represents the grant date fair value for financial statement reporting purposes in accordance with FASB ASC Topic 718 and is based on the closing price of our common stock on April 2, 2013 of $19.47 per share. As of December 31, 2013, our non-employee directors held the following vested options: Mr. Buchanan, 1,000; Mr. Keogler, 1,000; Mr. Moss, 1,000; and Mr. Woody, 1,000. Messrs. Cantrell, McDowell, Milnes, and Swope did not own any vested options. None of our non-employee directors held any unvested stock as of December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION
Prior to the adoption of the 2007 Omnibus Incentive Plan, we granted equity awards under the 2000 Independent Director Stock Option Plan (the “Director Option Plan”). During 2007, our board of directors suspended the Director Option Plan; however, outstanding awards continued to be governed by the terms of the Director Option Plan. The following table summarizes outstanding director options as well as shares remaining for future issuance under the 2007 Omnibus Incentive Plan as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	4,000	$36.00	3,070,454
Equity compensation plans not approved by security holders	—	—	—
Total	4,000	$36.00	3,070,454

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in this 2013 proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2013.
The Compensation Committee:
Frank C. McDowell
Michael R. Buchanan
William H. Keogler, Jr.
Jeffrey L. Swope
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or Compensation Committee of another entity that has one or more executive officers serving on our board of directors.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

To address potential risk to our stockholders our Compensation Committee designed our compensation programs with the following characteristics:

•
the Compensation Committee of the Board of Directors has discretion to reduce any award that is earned based on achievement of performance goals. If the Compensation Committee believes that any of the targets set forth in the compensation plans has been achieved in a manner that is not consistent with the long-term best interests of the Company’s stockholders, or believes that the overall compensation to be paid under the terms of the plan is not appropriate for any reason, the Compensation Committee may adjust down the calculated compensation associated with that plan accordingly;

•	oversight of programs (or components of programs) by a broad-based group of individuals, including human resources, finance, internal audit, and an independent compensation consultant;

•
a mix of compensation elements that provide focus on both short- and long-term goals as well as cash and equity-based compensation so as not to inappropriately emphasize one measure of our performance;

•	caps on the maximum payouts available under certain incentive programs, including both short and long-term incentive plans;

•	performance goals within incentive programs that reference reportable, broad-based financial metrics;

•
setting performance goals that are intended to be challenging yet provide employees a reasonable opportunity to reach the threshold amount, while requiring meaningful performance to reach the target level and substantial performance to reach the maximum level;

•	equity compensation awards that may be earned or vest over a number of years ensuring that our executives’ interests align with those of our stockholders over the long term; and

•	stock ownership guidelines that require our executive officers and directors to accumulate and maintain a significant ownership interest in the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Code of Ethics, which is posted on our Web site at www.piedmontreit.com, prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with us. Our Audit and Nominating and Corporate Governance Committees review any transaction a director or executive officer proposes to have with us that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, these committees ensure that all such transactions are approved by a majority of the board of directors (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures. There were no transactions since January 1, 2013 that would require disclosure under Item 404(a) of Regulation S-K.

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of January 31, 2014. Except as described below, each stockholder has sole investment and dispositive power over such shares.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percentage(8)
Michael R. Buchanan(2)	27,808	*
Wesley E. Cantrell	28,120	*
William H. Keogler, Jr.(2)	45,736	*
Frank C. McDowell	31,688	*
Raymond G. Milnes, Jr.	3,954	*
Donald S. Moss(2)	53,158	*
Jeffrey L. Swope	20,596	*
W. Wayne Woody(2)	25,800	*
Donald A. Miller, CFA	331,299	0.2%
Robert E. Bowers	131,473	0.1%
Raymond L. Owens	55,560	*
Carroll A. Reddic	40,434	*
Robert K. Wiberg	7,591	*
Blackrock, Inc.(3)	9,644,221	6.2%
Invesco Ltd.(4)	19,323,958	12.5%
Vanguard Specialized Funds - Vanguard REIT Index Fund(5)	11,248,947	7.3%
FMR LLC(6)	16,540,630	10.7%
The Vanguard Group, Inc.(7)	20,545,609	13.3%
All executive officers and directors as a group (14 persons)	835,904	0.5%
________________________

*	Less than 0.01% of the outstanding common stock.

(1)
The address of each of the stockholders listed, other than Blackrock, Inc., Invesco Ltd., Vanguard Specialized Funds, FMR LLC, and The Vanguard Group, Inc. is c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097.

(2)	Includes options to purchase up to 1,000 shares of common stock, which are exercisable within 60 days of January 31, 2014.

(3)
According to Amendment No. 1 to Schedule 13G filed on January 30, 2014, BlackRock Inc. has sole voting power over 8,999,061 shares and dispositive power over 9,644,221 shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
According to Amendment No. 3 to Schedule 13G filed on February 7, 2014, Invesco Ltd. has sole voting power over 9,956,077 shares, shared voting power over 92,986 shares, sole dispositive power over 19,246,258 shares, and shared dispositive power over 77,700 shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.

(5)
According to Amendment No. 3 to Schedule 13G filed on February 4, 2014, Vanguard Specialized Funds - Vanguard REIT Index Fund has sole voting power over 11,248,947 shares. The address of Vanguard Specialized Funds is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
According to Amendment No. 1 to Schedule 13G filed on February 10, 2014, FMR LLC has sole voting power over 1,844,590 shares and sole dispositive power over 16,540,630 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(7)
According to Amendment No. 4 to Schedule 13G filed on February 11, 2014, The Vanguard Group has sole voting power over 312,208 shares, shared voting power over 109,200 shares, sole dispositive power over 20,298,801 shares, and shared dispositive power over 246,808 shares. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. We understand that The Vanguard Group, Inc. has determined that it does not own such shares for purposes of the 9.8% ownership limitation in our corporate charter (giving effect to the ownership definitions in our corporate charter), notwithstanding that it is deemed to beneficially own such shares for purposes of SEC regulations.

(8)	Based on 154,521,403 shares outstanding as of January 31, 2014.
None of the shares beneficially owned by our directors or executive officers are subject to pledge and no other persons own 5% or greater of our common stock. Derivative and hedging transactions involving Piedmont stock are strictly prohibited by our Insider Trading Policy.
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to file reports of ownership and changes in ownership of such stock with the SEC. Based solely on our review of copies of these reports filed with the SEC and written representations furnished to us by our officers and directors, we believe that all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2013.

AUDIT COMMITTEE REPORT
Report of the Audit Committee
Pursuant to the Audit Committee Charter adopted by the board of directors of Piedmont, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting which management has established, and the audit and financial reporting process. The Audit Committee is composed of four independent directors and met five times in fiscal year 2013. Management of Piedmont has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of Piedmont, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of Piedmont; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of the financial and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, AICPA, Professional Standards, Vol. 1 AU, Section 380 as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee also received from and discussed with the independent auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board relating to that firm’s independence from Piedmont and has discussed with that firm their independence. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent auditors with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the internal auditor and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of the financial reporting of Piedmont.
In reliance on these reviews and discussions, the Audit Committee approved the audited financial statements of Piedmont be included in its Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The board of directors approved the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.
The Audit Committee
Raymond G. Milnes, Jr.(Chairman)
William H. Keogler, Jr.
Donald S. Moss
W. Wayne Woody

The Report of the Audit Committee to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Piedmont under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCKHOLDER PROPOSALS
In order to be eligible for presentation at our 2015 annual meeting, our Bylaws require that written notice of any director nominations or other stockholder proposals must be received by our Secretary no earlier than November 5, 2014 and no later than December 5, 2014 at the following address: Thomas A. McKean, Secretary, Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in our proxy statement for the 2015 Annual Meeting must be received by December 5, 2014.

HOUSEHOLDING
The SEC has adopted a rule concerning the delivery of disclosure documents. The rule allows us to send a single annual report, proxy statement, proxy statement combined with a prospectus, information statement, or Notice of Internet Availability of Proxy Materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and Piedmont. It reduces the volume of duplicate information received at your household and helps Piedmont reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.
If any stockholders in your household wish to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, they may call us at 866-354-3485, write to us at Piedmont Shareowner Services at
P.O. Box 30170, College Station, TX 77842-3170, or e-mail us at investor.services@piedmontreit.com. If you are a stockholder that receives multiple copies of our proxy materials or Notice of Internet Availability of Proxy Materials, you may request Householding by contacting us in the same manner and requesting a householding consent.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to herein. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

PIEDMONT
OFFICE REALTY TRUST

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 13, 2014.

Vote by Internet

- Go to **www.envisionreports.com/PDM**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all of the nominees listed and "FOR" Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - W. Wayne Woody	☐	☐	02 - Michael R. Buchanan	☐	☐	03 - Wesley E. Cantrell	☐	☐
04 - William H. Keogler, Jr.	☐	☐	05 - Frank C. McDowell	☐	☐	06 - Donald A. Miller, CFA	☐	☐
07 - Raymond G. Milnes, Jr.	☐	☐	08 - Donald S. Moss	☐	☐	09 - Jeffrey L. Swope	☐	☐

Proposal	For	Against	Abstain
2. Ratification of the appointment of the independent auditor.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

9 2 B V

01SR8A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2013 Annual Report to Shareholders are available at: **www.envisionreports.com/PDM**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PIEDMONT OFFICE REALTY TRUST

Proxy — Piedmont Office Realty Trust, Inc.

2014 Meeting of Stockholders – May 14, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Donald A. Miller, CFA and Robert E. Bowers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Piedmont Office Realty Trust, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Meeting of Stockholders of the company to be held May 14, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)